UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CLOUDERA, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CLOUDERA, INC.
395 Page Mill Road,
Palo Alto, California 94306
May 10, 2019
Dear Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Cloudera, Inc. (the “Annual Meeting”) to be held at Cloudera’s offices located at 525 Market Street, 31st Floor, San Francisco, California 94105, on June 20, 2019 at 7:00 a.m. Pacific Time.
The matters expected to be acted upon at the Annual Meeting are described in the accompanying notice and proxy statement. The U.S. Securities and Exchange Commission rules allow companies to furnish proxy materials to stockholders over the Internet. We have elected to do so, thus reducing the environmental impact and lowering the costs of printing and distributing proxy materials without impacting your timely access to this important information. On or about May 10, 2019, we expect to mail a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our Annual Meeting and our 2019 Annual Report on Form 10-K to stockholders. The Notice of Internet Availability also provides instructions on how to vote and includes instructions on how to receive paper copies of the proxy materials by mail, or an electronic copy of the proxy materials by email, if desired.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by Internet, by telephone, or, by completing and returning the proxy card to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not affect your right to attend the Annual Meeting and to vote your shares in person.
We hope to see you at the meeting.

Sincerely,

Thomas J. Reilly Chief Executive Officer

YOUR VOTE IS IMPORTANT
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, please vote on the Internet or by telephone, or request, sign and return a proxy card to ensure that your shares are represented at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may do so automatically by voting in person at the Annual Meeting or by delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON THURSDAY, JUNE 20, 2019: THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT:
CLOUDERA, INC.
395 PAGE MILL ROAD, PALO ALTO CA 94306

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

 May 10, 2019

Time and Date:	Thursday, June 20, 2019 at 7:00 a.m. Pacific Time

Place:	525 Market Street, 31st Floor, San Francisco, California 94105

Items of Business:	1.
The election of three Class II directors to serve on our board of directors, each to serve until our annual meeting of stockholders to be held in 2022 and until his or her successor is elected and qualified, or until his or her earlier death, resignation, disqualification or removal.

	2.	Ratification of the appointment of our independent registered public accounting firm, Ernst & Young LLP, for the fiscal year ending January 31, 2020.

	3.	Holding a non-binding advisory vote on the compensation paid by us to our named executive officers as disclosed in this proxy statement.

4.
Holding a non-binding advisory vote on whether the frequency of future non-binding advisory votes to approve the compensation of our named executive officers should be held every one, two, or three years.

	5.	Transaction of any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Record Date:	Only stockholders of record of our common stock at the close of business on May 3, 2019 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

Proxy Voting:
For questions regarding your stock ownership, you may contact us through our website at https://investors.cloudera.com or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC, through its website at www.astfinancial.com or by phone at (800) 937-5449.

This notice of the Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about May 10, 2019.
Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and to vote and submit your proxy through the Internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Proxy Information” in the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

David Middler Chief Legal Officer and Corporate Secretary
Palo Alto, California
May 10, 2019

CLOUDERA, INC.

PROXY STATEMENT FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

TABLE OF CONTENTS

PROPOSAL NO.3: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	26
PROPOSAL NO.4: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28
EXECUTIVE OFFICERS	30
EXECUTIVE COMPENSATION	31
Compensation Discussion and Analysis	31
Summary Compensation Table	51
Grants of Plan-Based Awards Table	52
Outstanding Equity Awards at Fiscal Year End Table	53
Stock Option Exercise and Stock Vested Table	56
Employment, Severance and Change in Control Agreements	56
Potential Payments upon Termination or Change in Control	57
401(k) Plan	59
Limitation of Liability and Indemnification of Directors and Officers	59
Rule 10b5-1 Sales Plans	60
EQUITY COMPENSATION PLAN INFORMATION	61
REPORT OF THE COMPENSATION COMMITTEE	62
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	63
Intel Enterprise Subscription Agreement	63
Intel Collaboration and Optimization Agreement	63
Marketing and Miscellaneous Cooperation with Intel	63
Deutsche Bank AG	63
Indemnification Agreements	63
Review, Approval or Ratification of Transactions with Related Parties	63
REPORT OF THE AUDIT COMMITTEE	65
ADDITIONAL INFORMATION	66
Stockholder Proposals for the 2020 Annual Meeting of Stockholders	66
Delinquent Section 16(a) Reports	66
Available Information	66
Electronic Delivery of Stockholder Communications	67
“Householding”—Stockholders Sharing the Same Last Name and Address	67
TRANSACTION OF OTHER BUSINESS	68

CLOUDERA, INC.
395 Page Mill Road
Palo Alto, California 94306

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT SOLICITATION AND VOTING
This proxy statement is being furnished to the stockholders of Cloudera, Inc. (“Cloudera,” “we,” “us,” “our,” or the “Company”), a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held at our San Francisco offices located at 525 Market Street, 31st Floor, San Francisco, California 94105, on June 20, 2019 at 7:00 a.m. Pacific Time (the “Annual Meeting”), and at any adjournments or postponements thereof. At the Annual Meeting, holders of our common stock will be asked to vote upon: (i) the election of three Class II directors to serve until the annual meeting of stockholders to be held in 2022 or until their successors are duly elected and qualified; (ii) the approval of the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020; (iii) a non-binding advisory vote on the compensation of our named executive officers; and (iv) a non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of our named executive officers. In addition, stockholders may be asked to consider and vote upon other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.
The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about May 10, 2019. An annual report for the fiscal year ended January 31, 2019 is available with this proxy statement by following the instructions in the Notice of Internet Availability of Proxy Materials.
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may vote by telephone and by mail and includes instructions on how to obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.
GENERAL INFORMATION ABOUT THE MEETING
Purpose of the Annual Meeting
You are receiving this proxy statement because our board of directors is soliciting your proxy to vote your shares at the Annual Meeting with respect to the proposals described in this proxy statement. This proxy statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.
Record Date; Outstanding Shares; Quorum
Only holders of record of our common stock at the close of business on the record date, which is May 3, 2019, will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, there were 274,191,744 shares of our common stock outstanding and entitled to vote, held of record by approximately 376 stockholders.
Pursuant to our bylaws, the holders of a majority of the voting power of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each outstanding share of common stock held as of the record date on each matter properly submitted to the stockholders for their vote. For at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting during ordinary business hours at our principal place of business at 395 Page Mill Road, Palo Alto, California 94306.
Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, as of the close of business on the record date, each share of common stock represents one vote. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.
Stockholder of Record: Shares Registered in Your Name. If, on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote through the Internet, by telephone, or, if you request or receive paper proxy materials, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the record date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Director elections are determined by a plurality of votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three properly nominated individuals receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL” nominees, “WITHHOLD ALL” your vote with respect to all nominees, or vote “FOR ALL EXCEPT” one or any of the nominees you specify. For ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020, and the non-binding advisory vote to approve the compensation of our named executive officers, you can vote either “FOR,” “AGAINST,” or “ABSTAIN” from voting, and approval for each proposal will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. The non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of our named executive officers will provide stockholders with the opportunity to choose among four options with respect to this proposal. You may vote for holding the non-binding advisory votes to approve the compensation of our named executive officers every “1 YEAR,” “2 YEARS,” “3 YEARS,” or vote for “ABSTAIN.” The frequency receiving the greatest number of votes cast by stockholders will be deemed to be the frequency of the non-binding advisory votes for our stockholders.
Effect of Abstentions
If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum, but will not be considered to have been voted for or against such matter. As such, an abstention will have no effect on Proposal No. 1 (election of directors), Proposal No. 2 (the vote for the ratification of our independent registered public accounting firm, Ernst & Young LLP for the year ending January 31, 2020), Proposal No. 3 (the non-binding advisory vote on compensation to our named executive officers), or Proposal No. 4 (the non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of our named executive officers).
Effect of “Broker Non-Votes”
If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a voting form from the institution that holds your shares and follow the instructions included on that voting form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, such as the vote for ratification of our independent registered public accounting firm. On non-discretionary items, such as the vote for the election of directors, the non-binding advisory vote on compensation to our named executive officers, and the non-binding advisory vote on the frequency of future non-binding advisory votes to approve the named executive officer compensation, if you do not give instructions to your broker, bank or other agent, the shares will not be voted and will be treated as broker non-votes.
If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on such proposal. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the outcome of any of the proposals for the Annual Meeting.
Recommendations of Our Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting
Our board of directors recommends that you vote “FOR ALL” of the Class II director nominees named in this proxy statement (“Proposal No. 1”), “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020 (“Proposal No. 2”), “FOR” the approval on a non-binding advisory basis of the compensation of our named executive officers, as disclosed in this proxy statement (“Proposal No. 3”), and to hold future non-binding advisory votes on the compensation of our named executive officers every “3 YEARS,” (“Proposal No. 4”). None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than Proposal No. 3 and elections to office with respect to the directors so nominated.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:

•	vote in person—stockholders who attend the Annual Meeting may vote in person;

•	vote through the Internet or by telephone—in order to do so, please follow the instructions shown on your proxy card; or

•
vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Your completed, signed and dated proxy card must be received prior to the Annual Meeting.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 19, 2019. Submitting your proxy through the Internet, by telephone, or, if you request or receive a paper proxy card, by mail will not affect your right to vote in person should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. For Proposal No. 1, you may vote “FOR ALL” of the nominees, “WITHHOLD ALL” your vote with respect to all the nominees, or vote “FOR ALL EXCEPT” one or any of the nominees you specify. For Proposal No. 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal No. 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal No. 4, you may vote every “1 YEAR” or “2 YEARS” or “3 YEARS” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card through the Internet, by telephone, or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.
Solicitation of Proxies and Expenses
We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to stockholders. Following the original distribution and mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Following the original distribution and mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet, you are responsible for any Internet access charges you may incur.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again through the Internet or by telephone; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS;
CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are posted on the “Investor Relations” section of our website, which is located at https://investors.cloudera.com under “Governance Documents” in the “Corporate Governance” section of our website. Our nominating and governance committee reviews the Corporate Governance Guidelines periodically, and changes are recommended to our board of directors as warranted.
Board Leadership
Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairperson in any way that it considers in the best interests of our company, and that the nominating and governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to our board of directors with respect thereto as the nominating and governance committee deems appropriate. Our board of directors does not have a policy on whether the role of the chairperson and chief executive officer should be separate and believes that it should maintain flexibility in determining a board leadership structure appropriate for us from time to time. We currently separate the roles of Chairman and Chief Executive Officer.
Our board of directors believes that we and our stockholders currently are best served by Mr. Martin Cole serving as the non-executive Chairman of our board of directors, considering his knowledge of our business and operations, his extensive experience as a former executive officer of a multinational management consulting, technology services and outsourcing company and his experience serving on the boards of directors of public companies. The role given to the non-executive Chairman helps ensure a strong independent and active board of directors. As Chairman, Mr. Cole presides over meetings of the board of directors, and holds such other powers and carries out such other duties as are customarily carried out by a non-executive chairman of a board of directors, including:

•	calling meetings of our independent directors as may be necessary from time to time;

•	presiding executive sessions of our independent directors;

•	advising our Chief Executive Officer and other members of senior management on business strategy and leadership development, as appropriate;

•	serving as principal liaison between our independent directors and our Chief Executive Officer;

•
discussing any significant conclusions or requests arising from the independent director sessions with our Chief Executive Officer, and otherwise communicating from time to time with our Chief Executive Officer;

•	disseminating information to the rest of our board of directors as appropriate;

•	being available, as appropriate, for communication with stockholders;

•	providing leadership to our board of directors if circumstances arise in which the role of our Chief Executive Officer may be, or may be perceived to be, in conflict;

•	reviewing and approving agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to our board of directors; and

•
performing other duties as may be, from time to time, set forth in our restated bylaws or requested by our board of directors to assist it in the fulfillment of its responsibilities, by individual directors, or by our Chief Executive Officer.

Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors, a strong committee system, and sound corporate governance policies and practices.
Our Board of Directors’ Role in Risk Oversight
Our board of directors is actively involved in the oversight of our risk management process. Our board does not have a standing risk management committee, but administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor these exposures, our compensation committee monitors and reviews with management our major compensation-related risk exposures, including whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating and governance committee monitors and reviews with management our major legal compliance risk exposures and the steps management has taken to monitor or mitigate these exposures, including our procedures and related policies for with respect to risk assessment and risk management, and our board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.
The full board, or the appropriate committee, receives reports on risks facing Cloudera from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our board’s leadership structure supports effective risk management because it allows the independent directors at the board level and on our committees to exercise oversight over management.
Independence of Directors
Our common stock is listed on the New York Stock Exchange (“NYSE”). The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent within specified periods following the completion of an initial public offering. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries. Compensation committee members must also satisfy the independence criteria as required by Rule 10C-1 under the Exchange Act.
Our board of directors conducts a review of the independence of our directors at least annually, taking into account all relevant facts and circumstances. From the period from February 1, 2018 until our merger with Hortonworks, Inc. (“Hortonworks”) on January 3, 2019, our board of directors was comprised of eight directors until Mr. Ping Li’s resignation in July 2018 and, following Mr. Li’s resignation, seven directors. All of these directors were independent except for Mr. Thomas J. Reilly, our Chief Executive Officer, Mr. Michael A. Olson, our Chief Strategy Officer and former Chairman, and Ms. Rosemary Schooler, who was designated to our board of directors by Intel Corporation (“Intel”). After our merger with Hortonworks, our board of directors was comprised of nine directors, all of whom were independent except for Mr. Reilly, Ms. Schooler, and Mr. Robert Bearden, the former chief executive officer of Hortonworks. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described below under “Certain Relationships and Related Party Transactions.” In particular, our board of directors considered Mr. Stankey’s service as Vice Chairman of Workday, Inc., to which we have sold and purchased products and services in the ordinary course of business on arm’s-length-terms. Following this review, our board of directors has determined that none of the members of our board of directors other than Messrs. Reilly and Bearden and Ms. Schooler has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of the members of our board of directors other than Messrs. Reilly and

Bearden, and Ms. Schooler, is “independent” under the applicable rules, regulations, and listing standards of NYSE and the applicable rules and regulations promulgated by the SEC. Our board of directors has also determined that all members of our audit committee, compensation committee, and nominating and governance committee are independent and satisfy the relevant SEC and NYSE independence requirements for such committees.

Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to Cloudera, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attn: Legal Department, or in the “Investor Relations” section of our website, which is located at https://investors.cloudera.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website. Members serve on these committees until their resignations or until otherwise determined by the board of directors.
Audit Committee
The following directors served on our audit committee during the fiscal year ended January 31, 2019 until our merger with Hortonworks: Mr. Steve J. Sordello, Mr. Cole, and Mr. Michael A. Stankey, each of whom during his service was determined to be independent as defined under NYSE listing standards and SEC rules and regulations. Following the merger with Hortonworks, our audit committee is currently comprised of Mr. Kevin Klausmeyer, who is the chair of the audit committee, Mr. Peter Fenton, and Mr. Stankey. The composition of our audit committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Each member of our audit committee is financially literate and is independent, as determined by our board of directors pursuant to the rules of the NYSE. In addition, our board of directors has determined that Mr. Klausmeyer is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).
All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our board of directors adopted a charter for our audit committee. Our audit committee, among other things:

•	selects a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence of the independent registered public accounting firm;

•
discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters; and

•	considers the adequacy of our internal accounting controls and audit procedures.
Compensation Committee
The following directors served on our compensation committee during part of or the entire fiscal year ended January 31, 2019 until our merger with Hortonworks: Mr. Ping Li, Mr. Cole, Ms. Kimberly L. Hammonds, and Mr. Stankey, each of whom during the time he or she served was an independent director under NYSE listing standards and SEC rules and regulations. Mr. Li’s service on our compensation committee ceased at the time of his resignation from our board of directors and following Mr. Li’s resignation, Mr. Stankey was appointed to serve on the compensation committee. Following our merger with Hortonworks, our compensation committee is currently comprised of Mr. Stankey, who is the chair of the compensation committee, Mr. Cole and Mr. Paul Cormier. The composition of our compensation committee meets the requirements for independence under current NYSE listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our board of directors adopted a charter for our compensation committee. Our compensation committee, among other things:

•	reviews and determines the compensation of our executive officers and recommends to our board of directors the compensation for our directors;

•	administers our stock and equity incentive plans;

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.
The charter for our compensation committee allows the committee from time to time to delegate its authority to subcommittees and to our Chief Executive Officer (either alone or acting together with one or more other Cloudera officers), as the committee may deem necessary or appropriate. Our compensation committee approved the establishment of our equity incentive committee consisting of our Chief Executive Officer and authorized the delegation of certain authority to our Chief Executive Officer to review and approve equity grants, subject to certain limitations, to non-executive officer employees.
Nominating and Governance Committee
The following directors served on our nominating and governance committee during the fiscal year ended January 31, 2019 until our merger with Hortonworks: Mr. Cole, Ms. Hammonds, and Mr. Stankey, each of whom was determined during the time he or she served to be independent directors under the NYSE listing standards and SEC rules and regulations. Following the merger with Hortonworks, our nominating and governance committee is currently comprised of Ms. Hammonds, who is the chair of the nominating and governance committee, Mr. Cole and Mr. Klausmeyer. The composition of our nominating governance committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Our board of directors adopted a charter for our nominating and governance committee. Our nominating and governance committee, among other things:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate directors;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to the board of directors regarding the composition of the board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our board of directors concerning corporate governance matters.
Compensation Committee Interlocks and Insider Participation
Since February 1, 2018, the following members or former members of our board of directors have at one time been members of our compensation committee: Messrs. Stankey, Cole, Cormier and Ms. Hammonds and former director Mr. Li. None of them had or has in the year ended January 31, 2019 (“Fiscal Year 2019”) or at any other time been an officer or employee of ours or any of our subsidiaries, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. During Fiscal Year 2019, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee.
Board and Committee Meetings and Attendance

Our board of directors had 12 meetings during Fiscal Year 2019 and also acted by unanimous written consent; the audit committee held 9 meetings and also acted by unanimous written consent; the compensation committee held 11 meetings and also acted by unanimous written consent; and the nominating and governance committee held 5 meetings and also acted by unanimous written consent. During Fiscal Year 2019, each incumbent director attended at least 75% of the aggregate number of meetings of the board of directors and of the aggregate number of meetings of all the committees on which he or she served, that were held during the period in which such director served during Fiscal Year 2019.
Board Attendance at Annual Stockholders’ Meeting
We encourage directors to attend our annual meetings of stockholders but do not require attendance. All eight members of our board of directors, who were then serving on the board of directors, attended the 2018 annual meeting of stockholders.
Presiding Director of Non-Employee Director Meetings
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our non-executive Chairman of the board of directors, currently Mr. Cole, is the presiding director at these meetings.
Communications with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors (including our Chairman) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of our board of directors as appropriate. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.
The address for these communications is:
Cloudera, Inc.
c/o Corporate Secretary
395 Page Mill Road
Palo Alto, California 94306
Code of Business Conduct and Ethics
The full text of our Code of Business Conduct and Ethics is posted on the “Investor Relations” section of our website, which is located at https://investors.cloudera.com under “Governance Documents” in the “Corporate Governance” section of our website. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of these provisions, on our website and/or in public filings.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of our nominating and governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines and criteria adopted by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
The nominating and governance committee will consider candidates recommended by stockholders for nomination by the Company for election as directors. If a stockholder would like to nominate a director candidate for the next annual meeting, the stockholder, at the time of recommendation, must be a stockholder of record who has continuously beneficially owned, on a net basis, at least one percent (1%) of our outstanding common stock for the one-year period before giving such nomination, must deliver the notice of such nomination in writing to our Secretary at our principal executive offices, together with all of the information and certifications required by our bylaws. The notice of nomination and other required materials must be submitted not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders.
Director Qualifications
With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership to our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.
Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. Candidates for the board of directors are generally selected based on desired skills and experience in the context of the existing composition of the board and needs of the board and its committees at that time, including the requirements of applicable SEC and NYSE rules. When considering candidates for nomination, the nominating and governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition.
Although we do not maintain a specific policy with respect to board diversity, we believe that our board of directors should be a diverse body, and we have directed our nominating and governance committee to consider the benefits of diverse backgrounds and viewpoints when making determinations regarding nominations of directors. Our nominating and governance committee also considers these and other factors as it oversees board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and governance committee recommends to our full board of directors nominees for election.

PROPOSAL NO. 1: ELECTION OF CLASS II DIRECTORS
(Item No. 1 on the Proxy Card)
Our restated certificate of incorporation and restated bylaws provide that the number of authorized directors will be fixed from time to time exclusively by a resolution adopted by a majority of the total number of directors constituting the board of directors (irrespective of whether or not there exist any vacancies). As of the date of this proxy statement, our board of directors consists of nine directors. Our restated certificate of incorporation and restated bylaws provide for a classified board of directors, divided into three classes. This year the terms of our Class II directors, currently consisting of Martin Cole, Peter Fenton and Rosemary Schooler, will expire at the Annual Meeting. Three of the continuing directors are Class I directors, whose terms will expire at our 2021 annual meeting, and three of the continuing directors are Class III directors, whose terms will expire at our 2020 annual meeting.
At each annual meeting of stockholders, holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be asked to vote on the election of successors to the class of directors whose term expires at that annual meeting for a term to expire at the third succeeding annual meeting of stockholders after their election. The individuals so elected will serve until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal. The board of directors has nominated each of Messrs. Cole and Fenton and Ms. Schooler to serve as a Class II director for a three-year term that is expected to expire at our annual meeting in 2022 and until his or her successor is elected and qualified, or until his or her earlier death, resignation, disqualification or removal. Only Mr. Fenton is standing for election for the first time and his selection to our board of directors was made in accordance with the terms of the Agreement and Plan of Merger and Reorganization dated October 3, 2018, by and among Cloudera, Surf Merger Corporation, a wholly owned subsidiary of Cloudera, and Hortonworks (the “Merger Agreement”), pursuant to which Hortonworks became a wholly-owned subsidiary of Cloudera. You can find the principal occupation and other information about the board’s nominees, as well as other continuing board members, below.
The election of Class II directors will be determined by the three nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the board of directors’ nominees in the manner described on the proxy card, each proxy received will be voted for the election of each of the board of directors’ nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the affirmative vote of a majority of present board of directors to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.
There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she will be selected as a director and/or executive officer. Prior to our merger with Hortonworks, pursuant to a voting and standstill agreement dated as of March 28, 2017 (the “Voting and Standstill Agreement”), we agreed that our board of directors would nominate for election a director designated by Intel at each annual meeting of the stockholders at which the term of such designee ends. Subsequent to the merger with Hortonworks, Intel’s right to designate a director nominee terminated, and therefore there are no arrangements or understandings pursuant to which a person will be selected as a director.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
THE ELECTION OF MARTIN COLE, PETER FENTON AND ROSEMARY SCHOOLER
AS CLASS II DIRECTORS.

Information Regarding Our Nominees and Directors
The nominees and continuing members of the board of directors and their ages, occupations and length of service on our board of directors as of April 30, 2019, are provided in the table below and in the additional biographical descriptions set forth in the text below the tables.
Nominees

Name	Age	Class(1)	Position	Director Since
Martin Cole(3)(4)	63	II	Chairman of the Board	September 2014
Peter Fenton(2)	46	II	Director	January 2019
Rosemary Schooler	51	II	Director	December 2017

Continuing Directors

Name	Age	Class(1)	Position	Director Since
Kevin Klausmeyer(2)(3)	60	I	Director	January 2019
Thomas J. Reilly	56	I	Director and Chief Executive Officer	June 2013
Michael A. Stankey(2)(4)	60	I	Director	February 2017
Robert Bearden	52	III	Director	January 2019
Paul Cormier(4)	62	III	Director	January 2019
Kimberly L. Hammonds(3)	51	III	Director	March 2017
________________

(1)
The terms of Class II directors (if elected) will expire at the 2022 annual meeting. The terms of Class I directors will expire at the 2021 annual meeting. The terms of Class III directors will expire at the 2020 annual meeting.

(2)	Member of the audit committee.

(3)	Member of the nominating and governance committee.

(4)	Member of the compensation committee.

Biographies
Nominees for Class II Directors
Martin Cole has served as a member of our board of directors since September 2014. Prior to retiring in August 2014, Mr. Cole held various roles at Accenture plc, a professional services company, where he had worked since 1980. Most recently, Mr. Cole served as the Chief Executive of the Technology Group from 2012 to 2014, Chief Executive of the Communications, Media & Technology Operating Group from 2007 to 2012, Chief Executive of the Government Operating Group from 2004 to 2006, Managing Partner of the Outsourcing and Infrastructure Delivery Group from 2002 to 2004, and Partner in the Outsourcing and Government Practices Groups from 1989 to 2002, in addition to numerous other leadership positions during his tenure at Accenture. Mr. Cole currently serves on the boards of directors of the Western Union Company and Western Digital Corporation. Mr. Cole holds a B.A. in liberal arts from Dartmouth College and an M.A. in public affairs from the University of Texas at Austin.
The board of directors believes that Mr. Cole possesses specific attributes that qualify him to serve as a director, including his extensive experience as a former executive officer of a multinational management consulting, technology services and outsourcing company and his experience serving on the boards of directors of public companies.
Peter Fenton has served as a member of our board of directors since January 2019. Prior to this, Mr. Fenton served on the Hortonworks board from July 2011 until it merged with us in January 2019. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark Capital Partners, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of New Relic, Inc., a software analytics company, where he serves as Chair of the board of directors, Yelp Inc., a local directory and user review service, and Zuora, Inc., a provider of cloud subscription services. From February 2009 to

May 2017, Mr. Fenton served on the board of directors of Twitter, Inc., a social networking service, and from July 2009 to October 2017, he served on the board of directors of Zendesk, Inc., a software development company that provides a software-as-a-service customer service platform. Mr. Fenton holds a B.A. in philosophy and an M.B.A. from Stanford University. Mr. Fenton was appointed to our board of directors in compliance with the Merger Agreement as a former director of Hortonworks.
The board of directors believes that Mr. Fenton processes specific attributes that qualify him to serve as a director, including his extensive experience in the venture capital industry, his in-depth knowledge of the technology sector and his service on the boards of directors of a range of public and private companies.
Rosemary Schooler has served as a member of our board of directors since December 2017. Ms. Schooler is Corporate Vice President and General Manager of Data Center Sales for Intel. Ms. Schooler manages overall revenue across the various sales, technical support, and channels capabilities to deliver IoT solutions to Intel customers and partners. Previously, Ms. Schooler served as Intel’s Vice President of the IoT Global Sales, IoT Strategy and Integrated Products Division in the Internet of Things Group (IoTG). Prior to her role in IoTG, Ms. Schooler was Vice President of the Data Center Group and General Manager of Intel’s Communications and Storage Infrastructure Group. Ms. Schooler holds a B.S. in ceramics science and engineering from Pennsylvania State University.
The board of directors believes that Ms. Schooler possesses specific attributes that qualify her to serve as a director, including her experience in the information technology industry.

Continuing Directors
Kevin Klausmeyer has served as a member of our board of directors since January 2019. Prior to this, Mr. Klausmeyer served on the Hortonworks board from August 2014 until it merged with us in January 2019. From April 2013 to October 2013, Mr. Klausmeyer served on the board of directors of Sourcefire, Inc., a provider of network security solutions (acquired by Cisco Systems, Inc.). From July 2003 to September 2012, Mr. Klausmeyer served on the board of directors of Quest Software, Inc., a software company that was acquired by Dell Inc. From July 2006 to February 2011, Mr. Klausmeyer served as the Chief Financial Officer of The Planet, Inc., a pioneer in the infrastructure-as-a-service market, which was acquired by SoftLayer Technologies, Inc. (a company later acquired by IBM). Mr. Klausmeyer served on the board of directors of Callidus Software Inc., a provider of software-as-a-service sales and marketing automation solutions, from April 2013 until its acquisition by SAP SE in April 2018. Mr. Klausmeyer holds a B.B.A. in accounting from the University of Texas. Mr. Klausmeyer was appointed to our board of directors in compliance with the Merger Agreement as a former director of Hortonworks.
The board of directors believes that Mr. Klausmeyer possesses specific attributes that qualify him to serve as a director, including his financial, accounting, operational and industry expertise derived from his prior experience as an executive and director for public and private technology companies.
Thomas J. Reilly has served as a member of our board of directors and as our Chief Executive Officer since June 2013. Prior to Cloudera, Mr. Reilly served as Vice President and General Manager of Enterprise Security at Hewlett-Packard Company from November 2010 to May 2012. From December 2006 to May 2011, Mr. Reilly served as Chief Executive Officer of ArcSight, Inc., an enterprise security company, which HP acquired in 2010. Prior to ArcSight, from April 2004 to October 2006, Mr. Reilly was Vice President of Business Information Services for International Business Machines Corporation (IBM), a computer technology company, following its acquisition of Trigo Technologies, Inc., a product information company, where Mr. Reilly served as the Chief Executive Officer. Mr. Reilly currently serves on the boards of directors of several private companies. He previously served on the boards of directors of ArcSight from June 2008 to October 2010, of Eloqua, Inc. from June 2012 to February 2013, and of Jive Software, Inc. from April 2013 to June 2017. Mr. Reilly holds a B.S. in mechanical engineering from the University of California, Berkeley.
The board of directors believes that Mr. Reilly possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer, and his extensive experience managing technology companies, ranging from start-up to large public companies.
Michael A. Stankey has served as a member of our board of directors since February 2017. Mr. Stankey is currently the Vice Chairman of Workday, Inc., a cloud‑based enterprise software company, a position he has held since June 2015. He previously served as Workday’s President and Chief Operating Officer from September 2009 to June 2015. Prior to Workday, Mr. Stankey was a Partner at Greylock Partners, a venture capital firm, from October 2007 to September 2009. Mr. Stankey also served as the Chairman and Chief Executive Officer of PolyServe, Inc., a storage virtualization software company, from December 2001 until its acquisition by HP in April 2007. From April 1993 to December 2001, Mr. Stankey held a number of senior management positions, including Senior Vice President of North American Sales, at PeopleSoft, Inc., an enterprise software company. Mr. Stankey currently serves on the board of directors of Workday and of Okta, Inc., two public companies, and of Code42 Software, Inc. and Saltees, Inc., two private companies. Mr. Stankey holds a B.A. in business administration from the University of Wisconsin‑Eau Claire.
The board of directors believes that Mr. Stankey possesses specific attributes that qualify him to serve as a director, including his experience in the information technology industry and his experience serving on the board of directors of public companies.
Robert Bearden has served as a member of our board of directors since January 2019. Prior to this, Mr. Bearden co-founded Hortonworks, served as Hortonworks’ Chief Executive Officer from February 2012 until it merged with us in January 2019, as well as from April 2011 to June 2011, and served as Hortonworks’ President from June 2018 to January 2019. Mr. Bearden also served as a member of the Hortonworks board from April 2011 to January 2019. Mr. Bearden serves as on the board of directors of two private software companies, Nlyte Software Inc., where he serves as the Chairman of the board of directors, and Mark 43, Inc. From August 2009 to April 2011, Mr. Bearden served as an Entrepreneur in Residence at Benchmark Capital, a venture capital firm. From March 2008 to August 2009, Mr. Bearden served as President and Chief Operating Officer of SpringSource Inc., a provider of open source software solutions that was acquired by VMware, Inc. Mr. Bearden holds a B.S. in marketing from Jacksonville State University. Mr. Bearden was appointed to our board of directors in compliance with the Merger Agreement as a former director of Hortonworks.
The board of directors believes that Mr. Bearden processes specific attributes that qualify him to serve as a director, including his operational and historical expertise gained as President and Chief Executive Officer at Hortonworks, and as a senior executive at other technology companies as well as his deep knowledge of the technology industry, specifically the enterprise data industry.
Paul Cormier has served as a member of our board of directors since January 2019. Prior to this, Mr. Cormier served on the Hortonworks board from October 2011 until it merged with us in January 2019. Mr. Cormier has served as President, Products and Technologies of Red Hat, Inc., a provider of open source software solutions, since April 2008 and served as Executive Vice President, Engineering from May 2001 to April 2008. From March 1999 to May 2001, Mr. Cormier served as Senior Vice President, Research and Development at BindView Development Corporation, a network management software company. From June 1998 to March 1999, Mr. Cormier served as Chief Technology Officer for Netect Internet Software Company, a network security vendor. From January 1996 to June 1998, Mr. Cormier first served as Director of Engineering, Internet Security and Collaboration Products and then as Senior Director of Software Product Development, Internet Security Products for AltaVista Internet Software, a web portal and internet services company. Mr. Cormier served on the board of directors of SolarWinds, Inc., an IT management software provider, from July 2014 until its acquisition by Silver Lake Partners and Thoma Bravo, LLC in February 2016. Mr. Cormier holds a B.S. in business administration from Fitchburg State College and an M.S. in software development and management from the Rochester Institute of Technology. Mr. Cormier was appointed to our board of directors in compliance with the Merger Agreement as a former director of Hortonworks.
The board of directors believes that Mr. Cormier processes specific attributes that qualify him to serve as a director, including his significant operational expertise gained as a senior executive at leading technology companies as well as his knowledge of the technology industry generally and of open source solutions specifically.
Kimberly L. Hammonds has served as a member of our board of directors since March 2017. Ms. Hammonds was a Member of the Management Board and the Group Chief Operating Officer of Deutsche Bank AG, a global financial services company, until on or about May 24, 2018. She joined Deutsche Bank as Global Chief Information Officer and Global Co-Head of Group Technology & Operations in November 2013. Prior to Deutsche Bank, Ms. Hammonds served as the Chief Information Officer of The Boeing Company, a global aerospace company. Before Boeing, Ms. Hammonds held senior management positions at Dell Corporation, a technology company, and Ford Motor Company, a multinational automaker, in product engineering, manufacturing, marketing and information technology. Ms. Hammonds serves on the board of directors of four public companies, Red Hat, Inc., a software company, Tenable Holdings, Inc., a cyber exposure company, and Box, Inc., a cloud content management platform company, and Zoom Video Communications, a communications company. In May 2018, Ms. Hammonds founded Mangrove Digital Group, which provides technology and business transformation consulting expertise. Ms. Hammonds has a B.S. in mechanical engineering from the University of Michigan and an M.B.A. from Western Michigan University.

The board of directors believes that Ms. Hammonds possesses specific attributes that qualify her to serve as a director, including her experience working with information technology companies.
Director Compensation
Our board of directors adopted an amendment to our compensation program with respect to the compensation of our non-employee directors who are not serving on our board due to an affiliation with our investors (the “Director Compensation Program”), effective as of January 3, 2019.
Prior to adoption of the amendment, pursuant to our Director Compensation Program, each board member received annual cash compensation of $35,000, and the lead director received additional annual cash compensation of $25,000. Pursuant to the amended director compensation program, each board member receives annual cash compensation of $35,000, and the non-executive Chairman receives additional annual cash compensation of $40,000.
Additionally, annual cash compensation for committee membership is as follows:

•	audit committee chair: $25,000 (previously $20,000);

•	audit committee member: $12,500 (previously $10,000);

•	compensation committee chair: $15,000;

•	compensation committee member: $10,000 (previously $7,500);

•	nominating and governance committee chair: $15,000 (previously $10,000); and

•	nominating and governance committee member: $10,000 (previously $5,000).
In addition, under both the original Director Compensation Program and this amended program each new non-employee director is eligible to receive $450,000 worth of restricted stock units (RSUs), with one-third of the RSUs vesting on the first annual anniversary of the vesting commencement date and the remaining RSUs vesting quarterly over the subsequent two years, and each continuing director is eligible to receive $230,000 worth of RSUs annually, with all of the units vesting on the first annual anniversary of the vesting commencement date. Upon a change of control of our company, all of unvested equity awards granted to members of our board of directors will immediately vest.
Under the amended program, an annual RSU grant will accelerate in full on the date of an annual stockholder meeting if a director’s service as a director ends at the annual stockholder meeting due to the director’s failure to be re-elected, the director’s not standing for re-election or the director’s resignation effective on the date of the annual stockholder meeting (each a “Non-Election Event”). An initial RSU grant will accelerate in part on the date of an annual stockholder meeting if a Non-Election Event occurs, in which case, the amount that will accelerate will be either an amount such that the director will be credited with service for the applicable quarterly or yearly vesting period in which the Non-Election Event occurs. Vesting will in any event be subject to continued service with us through the vesting date.
Director Compensation Table
The following table provides information for the fiscal year ended January 31, 2019 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director during the fiscal year ended January 31, 2019. Other than as set forth in the table and the narrative that follows it, in the fiscal year ended January 31, 2019 we did not pay any fees to our non-employee directors, make any equity or non-equity awards to non-employee directors or pay any other compensation to non-employee directors. All compensation that we paid to Messrs. Reilly and Olson, our only two employee directors during the fiscal year ended January 31, 2019, is presented in the tables summarizing named executive officer compensation in the section “Executive Compensation.” No compensation was paid to Messrs. Reilly and Olson in their respective capacity as a director. Messrs. Bearden, Cormier, Fenton, and Klausmeyer joined our board of directors in January 2019 pursuant to the Merger Agreement, and each of them earned a pro-rated annual cash retainer for the period he served on our board of directors during the fiscal year ended January 31, 2019 and a restricted stock unit grant as a new director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert Bearden	2,788	—	2,788
Martin Cole	82,500	221,249	303,749
Paul Cormier	4,382	—	4,832
Peter Fenton	4,979	—	4,979
Kimberly Hammonds	55,000	221,249	276,249
Ping Li(2)	—	—	—
Kevin Klausmeyer	5,577	—	5,577
Rosemary Schooler(3)	—	—	—
Steven J. Sordello(4)	55,000	221,249	276,249
Michael A. Stankey	54,348	221,249	275,597
_______________

(1)
The amounts reported in this column represents the aggregate grant date fair value of equity awards granted under our 2017 Equity Incentive Plan to our directors during the fiscal year ended January 31, 2019 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, (“FASB ASC Topic 718”). Note that the amounts do not reflect the dollar amounts actually received by each non-employee director. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the entity awards reported in this column are set forth in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2019.

(2)
Mr. Li resigned from the board of directors on July 2, 2018. Due to his relationship with Accel, Mr. Li did not participate in our non-employee director compensation program when he served as a director, which applies only to directors who are not employees of Cloudera or our subsidiaries and who do not serve as a director resulting from his or her relationship with an investor in Cloudera.

(3)
Due to Ms. Schooler’s relationship with Intel, she did not participate in our non-employee director compensation program for the period between February 1, 2018 and January 2, 2019, which applies only to directors who are not employees of Cloudera or our subsidiaries and who do not serve as a director resulting from his or her relationship with an investor in Cloudera. Following our merger with Hortonworks on January 3, 2019, Ms. Schooler became a non-employee and non-affiliated director entitled to participate in our director compensation program but has waived participation the program due to her existing relationship with Intel.

(4)	Pursuant to the terms of the Merger Agreement, Mr. Sordello resigned from the board of directors on January 3, 2019.

In connection with their appointments to our board of directors as non-employee and non-affiliated directors, we did not grant any RSUs to each of Messrs. Bearden, Cormier, Fenton, Klausmeyer and Ms. Schooler pursuant to our director compensation program during the year ended January 31, 2019.
The following table provides information for the fiscal year ended January 31, 2019 regarding the number of stock options and RSUs held by each person who served as a non-employee director for some portion or all of the fiscal year ended January 31, 2019 and received compensation for his or her services in accordance with our director compensation program.

Name	Outstanding RSU Awards	Shares subject to Outstanding Options
Robert Bearden	—	438,908(1)
Martin Cole	16,825	—
Paul Cormier	—	—
Peter Fenton	—	—
Kimberly Hammonds	27,382	—
Ping Li	—	—
Kevin Klausmeyer	—	125,574(2)
Rosemary Schooler	—	—
Steven J. Sordello	—	—
Michael A. Stankey	27,382	—
_____________

(1)
Pursuant to the terms of the Merger Agreement, Mr. Bearden received a stock option to purchase 438,908 shares of our common stock at the exercise price of $3.65 per share in exchange for a stock option to acquire 336,328 shares of Hortonworks common stock at the exercise price of $4.76 per share. This option is subject to the same terms and conditions as were applicable to the Hortonworks stock option from which it converted.

(2)
Pursuant to the terms of the Merger Agreement, Mr. Klausmeyer received a stock option to purchase 125,574 shares of our common stock at the exercise price of $10.84 per share in exchange for a stock option to acquire 96,226 shares of Hortonworks common stock at the exercise price of $14.14 per share. This option is subject to the same terms and conditions as were applicable to the Hortonworks stock option from which it converted.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” IN THE ELECTION OF EACH OF THE THREE NOMINATED DIRECTORS

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,
ERNST & YOUNG LLP, FOR THE FISCAL YEAR ENDING JANUARY 31, 2020
(Item No. 2 on the Proxy Card)
Our audit committee has selected, and is submitting for ratification by the stockholders its selection of, the firm of Ernst & Young LLP (“EY”), to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2020 and until their successors are appointed. Although action by stockholders is not required by law, the audit committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the audit committee feels that such a change would be in the best interests of Cloudera and our stockholders. In the event of a negative vote on ratification, the audit committee will reconsider the selection of EY as our independent registered public accounting firm.
Representatives of EY are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
The following table sets forth the aggregate fees and related expenses for professional services provided by EY during the fiscal years ended January 31, 2019 and 2018. The audit committee considered the provision of the services corresponding to these fees, and the audit committee believes that the provision of these services is compatible with EY maintaining its independence.

	Years Ended January 31,
	2019	2018
Audit fees	$3,999,000	$3,340,000
Audit-related fees	228,535	—
Tax fees	—	—
All other fees	—	—
Total	$4,227,535	$3,340,000

Audit Fees
Fees for EY audit services include fees associated with the annual audit, quarterly reviews of financial statements, review of our reports and other documents we file with the SEC, consents issued in connection with certain SEC filings and accounting consultations. The fees for the year ended January 31, 2019 include fees related to (i) business combination accounting for our recent merger with Hortonworks, as well as (ii) attestation services related to Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees
“Audit-related fees” include fees for professional services rendered that are reasonably related to the performance of the audit or review of our consolidated financial statements. The fees for the year ended January 31, 2019 include fees related to our recent merger with Hortonworks.
Pre-Approval Policies and Procedures
The audit committee pre-approval policies and procedures require prior approval of each engagement of EY to perform audit and permitted non-audit services. We adopted these pre-approval policies in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and other applicable laws and regulations, and all of the professional services listed herein were approved in accordance with these policies.
All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG LLP, FOR THE YEAR ENDING JANUARY 31, 2020

PROPOSAL NO. 3: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
(Item No. 3 on the Proxy Card)
In accordance with the rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation program for our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation program for our named executive officers, as disclosed in this proxy statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal.
Stockholders are urged to read the “Executive Compensation” section of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative discussion, and the other related disclosure.”
As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

PROPOSAL NO. 4: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING
ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Item No. 4 on the Proxy Card)
In accordance with the rules of the SEC, we are providing our stockholders with an opportunity to make a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation program for our named executive officers. This non-binding advisory vote must be submitted to stockholders at least once every six years.
You have four choices for voting on the following resolution. You can choose whether future non-binding advisory votes on the compensation program for our named executive officers should be conducted every “1 YEAR,” “2 YEARS,” or “3 YEARS.” You may also “ABSTAIN” from voting. The frequency that receives the greatest number of votes cast by stockholders on this matter at the meeting will be considered the non-binding advisory vote of our stockholders.
After careful consideration, our board of directors recommends that future non-binding advisory votes on compensation of our named executive officers be held every three years. Our board of directors believes that holding a vote every three years is the most appropriate option because (i) it would enable our stockholders to provide us with input regarding the compensation of our named executive officers on a more informed and thoughtful manner based on a long-term analysis of our compensation program; and (ii) it would avoid placing too much emphasis on the results or actions of a single year and would instead allow our stockholders to make a more meaningful evaluation of our performance compared to our compensation practices.
Stockholders are not voting to approve or disapprove the board of directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation program of our named executive officers by selecting one year, two years, or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal. For the reasons discussed above, we are asking our stockholders to vote for the future of frequency advisory votes on the compensation for our named executive officers to occur every three years.
As an advisory vote, this proposal is not binding. However, our board of directors and nominating and governance committee value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation program of our named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “3 YEARS” UNDER PROPOSAL NO. 4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 30, 2019 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to beneficially own more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 274,184,496 shares of common stock outstanding as of April 30, 2019. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to (i) stock options held by that person or entity that are currently exercisable or exercisable within 60 days of April 30, 2019 and (ii) stock awards held by that person or entity that are scheduled to vest within 60 days of April 30, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. The share numbers for the directors and executive officer who joined Cloudera from Hortonworks pursuant to the Merger Agreement (Messrs. Bearden, Cormier, Fenton, Klausmeyer and Murthy) include all shares and equity grants that converted into Cloudera shares or equity grants as a result of the merger with Hortonworks. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Cloudera, Inc., 395 Page Mill Road, Palo Alto, California 94306.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage
Directors and Named Executive Officers:
Thomas J. Reilly(1)	7,850,432	2.8%
Jim Frankola(2)	1,442,384	*
Arun Murthy(3)	954,033	*
Michael A. Olson(4)	4,167,460	1.5%
Robert Bearden(5)	1,073,832	*
Martin Cole(6)	115,077	*
Paul Cormier	229,674	*
Peter Fenton(7)	8,745,234	3.2%
Kimberly L. Hammonds(8)	35,701	*
Kevin Klausmeyer(9)	233,235	*
Rosemary Schooler(10)	26,065,827	9.5%
Michael A. Stankey(11)	104,634	*
All Executive Officers and Directors as a Group (12 persons)(12)	51,017,523	17.9%
5% Stockholders:
Intel Corporation(10)	26,065,827	9.5%
BlackRock, Inc.(13)	18,786,373	6.9%
_______________

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)
Consists of (a) 346,299 shares, (b) 7,393,755 shares subject to options that are exercisable within 60 days of April 30, 2019, and (c) 110,378 shares issuable upon the settlement of restricted stock units that will vest within 60 days of April 30, 2019.

(2)
Consists of (a) 854,571 shares, (b) 534,719 shares subject to options that are exercisable within 60 days of April 30, 2019, and (c) 53,094 shares issuable upon the settlement of restricted stock units that will vest within 60 days of April 30, 2019.

(3)
Consists of (a) 630,920 shares, (b) 282,332 shares subject to options that are exercisable within 60 days of April 30, 2019, and (c) 40,781 shares issuable upon the settlement of restricted stock units that will vest within 60 days of April 30, 2019.

(4)
Consists of (a) 19,675 shares held by Mr. Olson, (b) 2,327,674 shares held by the Michael and Teresa Olson Revocable Trust dated May 24, 2001, of which Mr. Olson is trustee, (c) 1,789,634 shares subject to options that are exercisable within 60 days of April 30, 2019, and (d) 30,477 shares issuable upon the settlement of restricted stock units that will vest within 60 days of April 30, 2019.

(5)	Consists of (a) 634,924 shares and (b) 438,908 shares subject to options that are exercisable within 60 days of April 30, 2019.

(6)
Consists of (a) 48,252 shares held by Mr. Cole, (b) 50,000 shares held by the Cole Family Holdings, LLP, of which Mr. Cole is a trustee, and (c) 16,825 shares issuable upon the settlement of restricted stock units that will vest within 60 days of April 30, 2019.

(7)
Consists of (a) 80,688 shares held by Mr. Fenton, (b) 395,019 shares held by Benchmark Capital Partners VI, L.P. (“BCP VI”), as nominee for BCP VI, Benchmark Founders' Fund VI, L.P. ("BFF VI"), and (c) 8,269,527 shares held by Benchmark Capital Partners VII, L.P. (“BCP VII”), as nominee for BCP VII, Benchmark Founders' Fund VII, L.P. ("BFF VII"). Benchmark Capital Management Co. VI, L.L.C. ("BCMC VI") is the general partner of BCP VI and BFF VI. Benchmark Capital Management Co. VII, L.L.C. ("BCMC VII") is the general partner of BCP VII and BFF VII. Mr. Fenton is a managing member of BCMC VI and BCMC VII.

(8)	Consists of (a) 16,765 shares and (b) 18,936 shares issuable upon the settlement of restricted stock units that will vest within 60 days of April 30, 2019.

(9)	Consists of (a) 107,661 shares and (b) 125,574 shares subject to options that are exercisable within 60 days of April 30, 2019.

(10)
Based on information contained in a Schedule 13G filed with the SEC by Intel Corporation on February 12, 2018. Consists of 26,065,827 shares held by Intel. The principal business address for Intel is 2200 Mission College Blvd., Santa Clara, California 95054.

(11)
Consists of (a) 64,877 shares held by Mr. Stankey, (b) 20,821 shares held by the Michael A. Stankey Revocable Trust dated May 24, 2001, of which Mr. Stankey is trustee, and (c) 18,936 shares issuable upon the settlement of restricted stock units that will vest within 60 days of April 30, 2019.

(12)
Consists of (a) 40,163,174 shares, (b) 10,564,922 shares subject to stock options that are exercisable within 60 days of April 30, 2019, and (c) 289,427 shares issuable upon the settlement of restricted stock units that will vest within 60 days of April 30, 2019, each of which are held by our directors and officers as a group.

(13)
Based on information contained in a Schedule 13G filed with the SEC on January 24, 2019 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 18,484,414 shares and sole dispositive power with respect to 18,786,373 shares, through itself and being the parent holding company or control person over each of the following subsidiaries: BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Fund Advisors. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

EXECUTIVE OFFICERS
Our executive officers as of April 30, 2019, and their positions and respective ages on that date, are:

Name	Age	Position
Thomas J. Reilly	56	Chief Executive Officer and President
Jim Frankola	54	Chief Financial Officer
Arun Murthy	37	Chief Product Officer

Our executive officers serve at the discretion of the board of directors, subject to rights, if any, under contracts of employment. See “Executive Compensation-Employment, Severance and Change in Control Arrangements.” There is no family relationship between any of our directors or executive officers and any of our other directors or executive officers.

Biographical information for Mr. Reilly is provided above. See “Proposal No.1: Election of Class II Directors —Biographies — Continuing Directors.”

Jim Frankola has served as our Chief Financial Officer since October 2012. From June 2010 to September 2012, Mr. Frankola served as Chief Financial Officer of Yodlee, Inc. a data aggregation and data analytics platform company. Prior to Yodlee, Mr. Frankola served as Chief Financial Officer of Ariba, Inc., a software and information technology services company. Mr. Frankola has also held various other senior level financial and business management positions at several companies, including IBM and Avery Dennison Corporation. Mr. Frankola holds a B.S. in accounting from Penn State University and an M.B.A. from New York University Stern School of Business.

Arun Murthy has served as our Chief Product Officer since January 3, 2019. Prior to this, Mr. Murthy served as Chief Product Officer of Hortonworks from July 2011 until it merged with us in January 2019. At Hortonworks, Mr. Murthy led engineering and research and development efforts. Mr. Murthy has worked on Apache Hadoop since its inception in 2006 and remains an Apache Hadoop Project Management Committee member. Prior to co-founding Hortonworks, Mr. Murthy was one of the original members of the Hadoop team at Altaba Inc. (formerly Yahoo Inc.). Mr. Murthy holds a bachelor of engineering in computer science and engineering from Visvesvaraya Technological University. Mr. Murthy was appointed as our Chief Product Officer in compliance with the Merger Agreement.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides information regarding the Fiscal Year 2019 compensation program for our principal executive officer, our principal financial officer, and the two executive officers (other than our principal executive officer and principal financial officer) at fiscal year-end who were our most highly-compensated executive officers (our “named executive officers”). For Fiscal Year 2019, our named executive officers were:

▪	Thomas J. Reilly, our Chief Executive Officer (our “CEO”);

▪	Jim Frankola, our Chief Financial Officer (our “CFO”);

▪	Arun Murthy, our Chief Product Officer; and

▪	Michael Olson, our Chief Strategy Officer (our “CSO”).
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2019. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why our compensation committee arrived at the specific compensation decisions for our executive officers, including our named executive officers, in Fiscal Year 2019, and discusses the key factors that our compensation committee considered in determining their compensation.
Executive Summary
Who We Are

Cloudera is the enterprise data cloud company. We empower people to transform data into clear and actionable insights through an integrated suite of data analytics and management products from the Edge to artificial intelligence (AI). Our portable, multi-cloud platform with common security, governance and data management functions underpins products that include streaming analytics at the edge, data engineering, data warehousing, real-time operational analytics, exploratory data science and machine learning offerings. Today these products are implemented in private and co-location datacenters, multiple public clouds and hybrid cloud environments with common data analytics and management capabilities across all workloads and architectures. Our offerings are based predominantly on open source software, utilizing data stored natively in public cloud object stores as well as in various open source data stores. Using our software, organizations are able to capitalize on vast amounts of data from a variety of sources to better serve and market to their customers, design connected products and services and protect their enterprises.

On January 3, 2019, we completed our merger with Hortonworks enabling us to deliver the first enterprise data cloud, which supports both hybrid and multi-cloud deployments, providing enterprises with the flexibility to perform machine learning and analytics with their data, their way, with no lock-in.

    Fiscal Year 2019 Business Results
Fiscal Year 2019 was a year of significant accomplishment for us.

In Fiscal Year 2019, we achieved several significant financial and operational results:

▪	Closed merger with Hortonworks in January 2019.

▪
For Fiscal Year 2019, total revenue was $479.9 million and subscription revenue was $406.3 million. The Hortonworks business, which closed its fiscal year on December 31, 2018, and its books as a standalone entity on January 2, 2019, contributed $15 million of subscription revenue to the combined company's results in fiscal year 2019. For reference, standalone Cloudera year-over-year subscription revenue growth for fiscal year 2019 was 29%.

▪
GAAP loss from operations for fiscal year 2019 was $193.8 million. For reference, GAAP loss from operations for the year ended January 31, 2018 (“Fiscal Year 2018”) was $374.2 million for standalone Cloudera.

▪	Non-GAAP loss from operations for Fiscal Year 2019 was $67.3 million. For reference, non-GAAP loss from operations Fiscal Year 2018 was $80.4 million for standalone Cloudera.

▪	Operating cash flow for Fiscal Year 2019 was $34.3 million. For reference, operating cash flow for Fiscal Year 2018 was negative $42.3 million for standalone Cloudera.

▪
GAAP net loss per share for Fiscal Year 2019 was $1.21 per share, based on weighted-average shares outstanding of 159.8 million shares. For reference, GAAP net loss per share for Fiscal Year 2018 was $3.24 per share for standalone Cloudera, based on weighted-average shares outstanding of 114.1 million shares.

▪
Non-GAAP net loss per share for Fiscal Year 2019 was $0.41 per share, based on weighted-average shares outstanding of 159.8 million shares. For reference, non-GAAP net loss per share for Fiscal Year 2018 was $0.57 per share for standalone Cloudera, based on non-GAAP weighted-average shares outstanding of 133.1 million shares.

Executive Compensation Actions - Overview
Our significant executive compensation decisions took place at the beginning of the fiscal year as part of our compensation committee’s annual review of our executive compensation program, and then again in January 2019 following the completion of our merger with Hortonworks. In this regard, our compensation committee took the following key actions with respect to the compensation of our named executive officers for and during Fiscal Year 2019:

▪	Pre-Merger Actions –

▪
Base Salaries – As part of its annual review of our executive compensation program, our compensation committee approved an increase in the annual base salary of our CEO to $425,000 (a 6.25% increase), and our CSO to $284,000 (a 3.27% increase), while leaving the annual base salary of our CFO at its fiscal 2018 level of $360,000. The compensation committee made additional adjustments to the base salaries of certain of our named executive officers in January 2019, in connection with our merger with Hortonworks to reflect the integration of the Hortonworks business and employees.

▪
Long-Term Incentive Compensation – As part of its annual review of our executive compensation program, our compensation committee granted long-term incentive compensation opportunities in the form of time-based RSU awards that may be settled for shares of our common stock to our CEO, CFO, and CSO of 330,000 shares, 170,000 shares, and 100,000 shares, respectively.

▪
Annual Cash Bonuses – In March 2019, our compensation committee approved annual cash bonuses with respect to Fiscal Year 2019 performance to our CEO in the amount of $385,000 (equal to 90% of his target annual cash bonus opportunity), to our CFO in the amount of $293,884 (equal to 116% of his target annual cash bonus opportunity), and to our CSO in the amount of $142,000 (equal to 95% of his target annual cash bonus opportunity).

▪	Post-Merger Actions –

▪	New Peer Group – In connection with our merger with Hortonworks, our compensation committee approved a new peer group reflecting the combined financial position of us and Hortonworks.

▪
Appointment of Mr. Murthy as Chief Product Officer – Mr. Murthy was appointed as our Chief Product Officer effective January 3, 2019 in connection with the merger with Hortonworks, and we extended an employment offer letter to Mr. Murthy. Pursuant to the employment offer letter, our initial compensation arrangements with Mr. Murthy were as follows:

▪	an initial annual base salary of $380,000;

▪
a target annual cash bonus opportunity equal to 60% of his annual base salary, based on the achievement of applicable performance objectives and/or conditions established by us in our sole discretion; and

▪
the assumption of a restricted stock unit (“RSU”) award for 220,000 shares of the common stock of his former employer, Hortonworks, granted to him by Hortonworks immediately prior to the merger and conversion of such award into an RSU award for 287,100 shares of our common stock as a result of the merger, with such award to vest in full on December 15, 2019 pursuant to the merger negotiations, subject to his continued employment by us through that vesting date; and

▪
the grant of an RSU award to acquire such number of shares of our common stock equal to $8 million divided by the 10-day closing price average for the period prior to the closing date of our merger with Hortonworks, (i) with 80% of the shares of our common stock subject to such award subject to service-based vesting over approximately a three-year period with 1/12th of the total number of shares underlying that portion of the award vesting on each of our pre-selected vesting dates for RSU recipients (March 15th, June 15th, September 15th, and December 15th) following December 15, 2019, subject to his continued employment by us through each applicable vesting date, and (ii) with the remaining 20% of the shares of our common stock subject to such award to be earned and vest subject to the achievement of performance criteria to be established by our board of directors and his continued employment through the applicable performance period.

The service based portion of this equity award grant was granted in January 2019 when our compensation committee granted Mr. Murthy an RSU award that may vest and be settled for 582,878 shares of our common stock and which is subject to the vesting schedule as described above.

Finally, Mr. Murthy is eligible to receive certain payments and benefits under a Severance and Change in Control Agreement between him and us to become effective on the earlier of January 3, 2020 (the 12-month anniversary of his employment start date with us) or a change in control of the Company. Prior to the effectiveness of this Severance and Change in Control Agreement, Mr. Murthy will remain eligible for certain severance and acceleration rights (excluding with respect to the RSUs described above) pursuant to his Hortonworks arrangements.

For a summary of the material terms and conditions of Mr. Murthy’s employment offer letter and his potential severance and acceleration rights, see “—Potential Payments upon Termination or Change in Control” below.

▪	Stock Ownership Policy – Adopted a stock ownership policy for our executive officers and the non-employee members of our board of directors.
Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers, including our named executive officers, with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”

We emphasize variable compensation that appropriately rewards our executive officers through two separate compensation elements:

▪
First, we provide the opportunity to participate in our annual cash bonus plan which provides cash payments if they produce short-term financial, operational, and strategic results that meet or exceed the objectives set forth in our annual operating plan.

▪
In addition, we grant RSU awards, which comprise a significant portion of their target total direct compensation opportunities, the value of which depends entirely on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders.

    These variable pay elements ensure that, each year, a substantial portion of our executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth. To ensure that we remain faithful to our compensation philosophy, our compensation committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.
Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Our compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do

▪	Maintain an Independent Compensation Committee. Our compensation committee consists solely of independent directors who establish our compensation practices.

▪
Retain an Independent Compensation Advisor. Our compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in Fiscal Year 2019.

▪
Annual Executive Compensation Review. Our compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes.

▪
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.

▪
Use a Pay-for-Performance Philosophy. The majority of our executive officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each executive officer’s target total direct compensation dependent upon our stock price and/or total stockholder return.

▪	Stock Ownership Policy. We have adopted a stock ownership policy that requires our executive officers to maintain a minimum ownership level of our common stock.
What We Do Not Do

▪	No Guaranteed Bonuses. We do not provide guaranteed bonuses to our executive officers.

▪
No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

▪	No Hedging or Pledging. We prohibit our employees (including our executive officers) and the non-employee members of our board of directors from hedging or pledging our securities.

▪	No Tax Payments on Perquisites. Generally, we do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.

▪
No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

▪	No Special Welfare or Health Benefits. We do not provide our executive officers with any welfare or health benefit programs, other than participation in our broad-based employee programs.
Stockholder Advisory Vote on Frequency of Future Stockholder Advisory Votes on Named Executive Officer Compensation

At the Annual Meeting, we will be conducting a non-binding vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers (commonly known as a “Say-on-Frequency” vote).

Our board of directors is recommending that we hold future stockholder advisory votes on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote) on a triennial, rather than an annual or biennial, basis. For additional information about the Say-on-Frequency vote, see “Proposal No. 4: Non-Binding Advisory Vote on the Frequency of Future Non-Binding Advisory Votes to Approve the Compensation of Our Named Executive Officers” above.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

▪	Provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executives within the context of responsible cost management;

▪	Establish a direct link between our financial, operational, and strategic objectives and results, as well as our values, and the compensation of our executives;

▪
Align the interests and objectives of our executives with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and

▪	Offer total compensation opportunities to our executives that are competitive and fair.

Program Design

We structure the annual compensation of our executive officers, including our named executive officers, using three principal elements: base salary, annual cash bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.

The key component of our executive compensation program has been long-term incentive compensation in the form of equity awards for shares of our common stock. We believe that these awards offer our executive officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders.

We also offer cash compensation in the form of base salaries that we believe, overall, are competitive within the market range for companies of similar size, stage of development, and growth potential. In addition, in designing annual cash bonus opportunities, our compensation committee focuses on the achievement of the financial and strategic objectives that will further our longer-term growth goals in making its determinations.

The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance. We evaluate performance over both short-term (annual) and multi-year periods based on our financial and operational performance, including results for certain key performance measures and our total return to stockholders over time, both on an absolute basis and a relative basis.

We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Compensation-Setting Process

Role of Compensation Committee

Our compensation committee discharges the responsibilities of our board of directors relating to the compensation of our executive officers, including our named executive officers. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other executive officers. In addition, the compensation committee makes all final decisions regarding the compensation of our CEO and the other executive officers.

In carrying out its responsibilities, Our compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers when making decisions with respect to their compensation.

Our compensation committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on Cloudera’s investor relations website.
Our compensation committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.

Setting Target Total Direct Compensation

Our compensation committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including our named executive officers, and all related performance criteria at the beginning of each fiscal year, or more frequently as warranted. Adjustments are typically effective at the beginning of the fiscal year.

Our compensation committee does not establish a specific target for formulating the target total direct compensation opportunities of our executive officers, including our named executive officers. In making decisions about the compensation of our executive officers, the compensation committee relies primarily on the general experience of its members and subjective considerations of various factors, including the following:

▪	our executive compensation program objectives;

▪	our performance against the financial, operational, and strategic objectives established by the compensation committee and our board of directors;

▪	each individual executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;

▪	the scope of each executive officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;

▪
the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

▪	the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;

▪	our CEO’s compensation relative to that of our executive officers, and compensation parity among our executive officers;

▪	our financial performance relative to our compensation and performance peers;

▪
the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

▪	the recommendations of our CEO with respect to the compensation of our executive officers (excluding himself).

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

Our compensation committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the compensation committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making their recommendations.

Our compensation committee also considers the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk. Please see discussion above under “Board of Directors and Committees of the Board of Directors; Corporate Governance Standards and Director Independence.”

Our Compensation Committee, in making its determinations, reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels.

Role of Management

In discharging its responsibilities, our compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters.

Typically, our CEO will make recommendations to our compensation committee regarding compensation matters, including adjustments to annual cash compensation, long-term incentive compensation opportunities, and program structures, for our executive officers, except with respect to his own compensation. At the beginning of each fiscal year, our CEO reviews the performance of our other executive officers, including our other named executive officers, based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior fiscal year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above. The annual business objectives for each executive officer are developed through mutual discussion and agreement between our CEO and the executive officers and are reviewed with the compensation committee. The compensation committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers.

Our CEO also attends meetings of our compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Compensation Consultant

Our compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair, and serves at the discretion of the compensation committee, which reviews the engagement annually.

For Fiscal Year 2019, our compensation committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation advisor to advise on executive compensation matters, including competitive market pay practices for our executive officers, and with the data analysis and selection of the compensation peer group.

During Fiscal Year 2019, Compensia attended the meetings of our compensation committee (both with and without management present) as requested and provided the following services:

▪	assisting in the review and updating of the compensation peer group;

▪
providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

▪	review and analysis of the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our executive officers;

▪
providing competitive market data based on the compensation peer group for the non-employee members of our board of directors and evaluating how the compensation we pay our non-employee directors compares both to our performance and to how the companies in our compensation peer group compensate their non-employee directors;

▪	assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;

▪	consulting with our compensation committee chair and other members between compensation committee meetings; and

▪	support on other ad hoc matters throughout the year.
Compensia did not provide any services to us other than the consulting services to our compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. The compensation committee has evaluated Compensia’s engagement, and based on the Exchange Act Rule 10C-1(b)(4), as well as the applicable listing standards of The New York Stock Exchange, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the compensation committee did not raise any conflict of interest, and that Compensia is independent within the meaning of the listing standards of The New York Stock Exchange.

Competitive Positioning

For purposes of assessing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location, growth stage and industry sector.

The companies in the compensation peer group for Fiscal Year 2019 that were used for compensation evaluations and decisions made in March 2018 were approved in November 2017 on the basis of their similarity to us, as determined primarily using the following criteria:

▪	industry sector – broad software, but with a focus on business-to-business system software companies;

▪	revenue – approximately 0.5x to approximately 2.5x our last four fiscal quarter revenue of approximately $310 million (approximately $124 million to $1.1 billion);

▪	market capitalization – approximately 0.5x to approximately 4.0x our market capitalization of approximately $2.1 (approximately $1.1 billion to $9.2 billion); and

▪	financial characteristics – a market capitalization multiple of greater than 5.0x and strong annual growth of approximately 20%+.
In selecting the Fiscal Year 2019 compensation peer group, the objective was to choose companies that resulted in us being near the median of the group in terms of both revenue and market capitalization.

Our compensation peer group for fiscal 2019 (until September 2018) was as follows:

Cornerstone OnDemand            Nutanix
FireEye                    Okta
    Guidewire Software            Paycom Software
Hortonworks                Proofpoint
    HubSpot                    Pure Storage

Imperva                    RingCentral
LogMeIn                 Splunk
MongoDB                Tableau Software
    Mulesoft                Twilio
    New Relic                Zendesk

The compensation practices of the compensation peer group were the primary guide used by our compensation committee during Fiscal Year 2019 (until September 2018) to compare the competitiveness of each compensation element and overall compensation levels (base salary, target annual cash bonus opportunities, and long-term incentive compensation).

 In September 2018, with the assistance of Compensia, our compensation committee reviewed and updated our compensation peer group to reflect changes in our market capitalization, recognize our evolving business focus, and account for acquisitions of peer companies. The companies in this updated compensation peer group were selected on the basis of their similarity to us, based on the following criteria:

▪	industry sector – broad software, but with a focus on business-to-business system software companies;

▪	revenue – approximately 0.33x to approximately 3.0x our last four fiscal quarter revenue of approximately $391 million (approximately $146 million to $1.1 billion);

▪	market capitalization – approximately 0.25x to approximately 4.0x our market capitalization of approximately $2.1 billion (approximately $1.5 billion to $9.1 billion); and

▪	financial characteristics – a market capitalization multiple of greater than 5.0x and strong annual growth of approximately 20%+.
We also considered several key secondary factors, including headcount, gross profit, geographic location, and stage of development (that is, proximity to its initial public offering).

As a result, our compensation committee approved a revised compensation peer group consisting of the following companies:

Alteryx                    Nutanix
Appian                     Okta
    Box                    Paycom Software
Cornerstone OnDemand            Pivotal Software
FireEye                    Proofpoint
    Guidewire Software            Pure Storage
Hortonworks                RingCentral
    HubSpot                    Tableau Software
Imperva                    Twilio
MongoDB                Zendesk
New Relic

In December 2018, with the assistance of Compensia, our compensation committee once again reviewed and updated our compensation peer group in anticipation of our merger with Hortonworks. This updated peer group was used for compensation evaluations and decisions made with respect to our executive officers in January, February, and March of 2019 and with respect to Mr. Murthy who became one of our executive officers in connection with the merger. The companies in this updated compensation peer group were selected on the basis of their similarity to the combined financial position of us and Hortonworks, based on the following criteria:

▪	industry sector – data/open-source-related software and services companies, and broader SaaS-related companies; and

▪	revenue – approximately 0.5x to approximately2.0x our projected combined revenue of approximately $800 million (approximately $490 million to $1.4 billion).

We also considered several key secondary factors, including market capitalization, headcount, gross profit, geographic location, and stage of development (including, proximity to its initial public offering).

As a result, our compensation committee approved a revised compensation peer group consisting of the following companies:

Box                Nutanix
Cornerstone OnDemand        Paycom Software
Dropbox                Pivotal Software
        Fair Isaac            Proofpoint
        FireEye                RingCentral
Guidewire Software        Splunk
        HubSpot                Tableau Software
        LogMeIn            Twilio
        New Relic            Zendesk

To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) of the peer group companies, as well as from applicable Radford High-Technology Surveys. This market data was then used as a reference point for our compensation committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

Our compensation committee reviews our compensation peer group each year (or, more frequently if there have been significant changes to either or business model or market capitalization) and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

In Fiscal Year 2019, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Annual Cash Bonus Awards	Variable	Cash	Designed to motivate our executives to achieve annual business objectives, as contained in our annual operating plan, and provide financial incentives to achieve these annual objectives
Long Term Incentive Compensation	Variable	Equity awards in the form of restricted stock unit awards that will be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our named executive officers, and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our executive officers through negotiations at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, the base salaries of our other executive officers, and the base salaries rates being paid for comparable positions at the companies in the compensation peer group. Thereafter, our compensation committee reviews the base salaries of our executive officers each year as part of its annual compensation review, with input from our CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

Pre-Merger Base Salary Adjustments

In March 2018, our compensation committee reviewed the base salaries of our incumbent executive officers, including our incumbent named executive officers, taking into consideration an updated competitive market analysis prepared by its compensation consultant and the recommendations of our CEO, as well as the other factors described in “—Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the compensation committee approved base salary increases for some of our incumbent executive officers, including our CEO, effective April 1, 2018, to bring their base salaries to levels that were comparable to those of similarly-situated executives at the companies in our compensation peer group. Our compensation committee also determined to leave the base salaries of some of our executive officer, including our CFO, at their fiscal 2018 levels.

The base salaries approved for our incumbent named executive officers in March 2018 were as follows:

Named Executive Officer	Fiscal 2018 Base Salary	Fiscal 2019 Base Salary	Percentage Adjustment
Mr. Reilly	$400,000	$425,000	6.25%
Mr. Frankola	$360,000	$360,000	---
Mr. Olson	$275,000	$284,000	3.27%

Post-Merger Base Salary Adjustments

In January 2019, following the completion of the merger with Hortonworks, our compensation committee reviewed the base salaries of the continuing senior executive team of the combined companies, including our named executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO, as well as the other factors described in “—Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the compensation committee approved base salary increases for our executive officers, other than our CEO, effective January 3, 2019, to bring their base salaries to levels that were comparable to those of similarly-situated executives at the companies in our revised compensation peer group. In February 2019, the compensation committee also approved the base salary increase for our CEO, effective January 3, 2019, taking into consideration the various factors described in “—Compensation-Setting Process – Setting Target Total Direct Compensation” above and to bring his base salary to a level that was comparable to those of CEOs at the companies in our revised compensation peer group.

The base salaries approved for certain of our named executive officers in January 2019 were as follows:

Named Executive Officer	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary	Percentage Adjustment
Mr. Reilly	$425,000	$500,000 (1)	18%
Mr. Frankola	$360,000	$400,000	11%
Mr. Olson	$284,000	$350,000	23%
Mr. Murthy	--- (2)	$380,000	---

(1)	Mr. Reilly’s base salary effective as of January 3, 2019 was not determined in January 2019, but later approved by our compensation committee in February 2019.

(2)	Mr. Murthy joined us in January 2019 following the completion of our merger with Hortonworks.

The base salaries paid to our named executive officers during fiscal 2019 are set forth in the “—Summary Compensation Table” below.

Annual Cash Bonuses

In Fiscal Year 2019, we used an annual cash bonus plan to motivate our executive officers, including our named executive officers, and other employees who are members of our leadership team to achieve our key annual business objectives. In March 2018, our compensation committee approved and adopted the terms of the Cloudera Bonus Plan – Executive Officers and Leadership Team (the “Fiscal 2019 Bonus Plan”) to provide an annual incentive compensation opportunity for our executive officers based on the achievement of both corporate performance metrics, as reflected in our Fiscal Year 2019 annual operating plan, and individual performance metrics under the Fiscal 2019 Bonus Plan applicable to Fiscal Year 2019 (the “2019 Performance Metrics”). Each of our incumbent named executive officers was a participant in the Fiscal 2019 Bonus Plan and subject to the 2019 Performance Metrics.

The Fiscal 2019 Bonus Plan provided each participant with the opportunity to earn an annual cash bonus based on our actual achievement of the pre-established performance level for each of bookings, revenue, and operating cash flow for Fiscal Year 2019. Each of these corporate performance metrics was weighted separately and differently. All annual cash bonuses were subject to threshold performance for each performance metric, and each of the metrics was measured independently of the others.

Our compensation committee reserved the discretion to modify actual bonus payments based on a number of factors, including individual performance.

Target Annual Cash Bonus Opportunities
For purposes of the Fiscal 2019 Bonus Plan, cash bonus payments were based upon an eligible percentage of each participant’s base salary. In March 2018, our compensation committee reviewed the target annual cash bonus opportunities of our incumbent named executive officers, taking into consideration the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity) as well as the other factors described in “—Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the compensation committee approved the following target annual cash bonus opportunities for our incumbent named executive officers as follows:

Named Executive Officer(1)	Fiscal Year 2019 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Fiscal Year 2019 Target Annual Cash Bonus Opportunity ($)
Mr. Reilly	100%	$425,000
Mr. Frankola	70%	$252,000
Mr. Olson	50%	$142,000

(1)	Mr. Murthy joined us in January 2019, following the completion of our merger with Hortonworks. Thus, he was not eligible to participate in the Fiscal 2019 Bonus Plan.

Potential annual cash bonus payments for our named executive officers under the Fiscal 2019 Bonus Plan could range from zero to 150% of their target annual cash bonus opportunity.

Corporate Performance Metrics
For purposes of the Fiscal 2019 Bonus Plan, our compensation committee selected bookings (weighted 50%), revenue (weighted 20%), and operating cash flow (weighted 30%) as the 2019 Performance Metrics. The compensation committee selected these performance metrics based on its belief that they were the best indicators of our successful execution of our annual operating plan, and our ability to continue to grow while moving towards profitability.

In March 2018, our compensation committee set the target and performance payout levels for each of the 2019 Performance Metrics for purposes of the Fiscal 2019 Bonus Plan. For Fiscal Year 2019, the target performance level for bookings was $572 million, the target performance level for revenue was $466 million, and the target performance level for operating cash flow was ($38 million). The threshold, target, and maximum performance and the funding levels for each of the 2019 Performance Metrics were as follows:

Bookings (Weighted 50%)

Bookings	Achievement Percentage (1)	Payment Percentage (1)
Below Threshold	<75%	0
Threshold	75%	50%
Target	100%	100%
Excellence	120%	150% (maximum)
(1) In the event of actual performance between the threshold and target, and target and excellence,     performance levels, the payout percentage was to be calculated between each designated segment on a linear basis.

Revenue (Weighted 20%)

Revenue	Achievement Percentage (1)	Payment Percentage (1)
Below Threshold	<85%	0
Threshold	85%	50%
Target	100%	100%
Excellence	115%	150% (maximum)
(1) In the event of actual performance between the threshold and target, and target and excellence,     performance levels, the payout percentage was to be calculated between each designated segment on a linear basis.

Operating Cash Flow (Weighted 30%)

Operating Cash Flow (1)	Achievement Percentage (1)	Payment Percentage (2)
Below Threshold	<75%	0
Threshold	75%	75%
Target	100%	100%
Excellence	150%	150% (maximum)
(1) Performance for the operating cash flow metric is calculated as 1% incremental achievement for every $1 million improvement in operating cash flow.
(2) In the event of actual performance between the threshold and target, and target and excellence    performance levels, the payout percentage was to be calculated between each designated segment on a     linear basis.

If performance for a specific 2019 Performance Metric was achieved at target, the bonus payment attributable to that metric would be paid out at target based on its percentage weighting. Exceeding the target performance level would result in an increased bonus payment of up to 150% of the target annual cash bonus opportunity for that specific weighted metric. Further, the threshold performance level for each 2019 Performance Metric was the minimum performance level that had to be achieved before our named executive officers could earn any annual bonus payment with respect to that metric. If the threshold performance level was not achieved, then no award payment would be made under the Fiscal 2019 Bonus Plan with respect to that metric.

Annual Cash Bonus Formula

The following formula was used to calculate the actual annual cash bonus payments for participants in the Fiscal 2019 Bonus Plan:

Achievement of Corporate Performance Metrics
In March 2019, our compensation committee reviewed our performance with respect to each of the 2019 Performance Metrics and determined the extent to which each metric had been achieved during the year. The compensation committee determined that we had achieved the performance results set forth in the table below for each metric, resulting in the payment percentage corresponding to that performance level as follows:

2019 Performance Metric	Target Performance Level ($)	Actual Performance ($)	Percentage Attainment (%)	Percentage Funding (%)	Percentage Weighting (%)	Weighted Payment Percentage (%)
Bookings	$572 million	$497 million	87%	74%	50%	37%
Revenue	$466 million	$453 million	97%	91%	20%	18%
Operating Cash Flow	($38 million)	$27 million	164%	150%	30%	45%
Total						100%

Based on these results, our compensation committee determined to fund the bonus pool for the payment of cash bonuses under the Fiscal 2019 Bonus Plan at the 100% level.

Achievement of Individual Performance Metrics

At that time, our compensation committee evaluated the individual performance against their individual performance objectives for Fiscal Year 2019 of each of our CEO, CFO and CSO in connection with determining the amount of their cash bonus payments. In the case of our CFO and CSO, our CEO evaluated each of his performance against his individual performance objectives for the year and formulated a recommendation for his cash bonus payment for consideration by the compensation committee. In the case of our CEO, the compensation committee evaluated our financial and operational performance for Fiscal Year 2019 and made a determination as to the impact such performance would have on his individual cash bonus payment. The impact of this determination of individual performance was reflected in the annual cash bonus payments set forth in the table below.

Annual Cash Bonus Payments

Based on the foregoing, our compensation committee approved the following annual cash bonus payments for our named executive officers for Fiscal Year 2019:

Named Executive Officer (1)	Target Annual Cash Bonus Payment(2)	Annual Cash Bonus Payment	Percentage of Target Annual Cash Bonus Actually Paid
Mr. Reilly	$426,680	$385,000	90%
Mr. Frankola	$254,183	$293,884	116%
Mr. Olson	$149,280	$142,000	95%

(1)	Since Mr. Murthy did not join us until January 2019, he was not eligible to participate in the Fiscal 2019 Bonus Plan and received no bonus payment from us.

(2)
Bonus payment amounts were prorated to reflect the adjustment of annual base salaries effective April 1, 2018. Bonus payments amounts were prorated to reflect the adjustment of annual base salaries effective January 3, 2019.

Other than the amounts described above, we did not pay our executive officers, including our named executive officers, any other cash bonuses in Fiscal Year 2019.

The annual cash bonus payments made to our named executive officers for Fiscal Year 2019 are set forth in the “—Summary Compensation Table” below.

Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our named executive officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted to our CEO and our other executive officers by our compensation committee. As it does with other elements of compensation, the compensation committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration the outstanding equity holdings of each executive officer, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the annual burn rate ranges of the companies in our compensation peer group and other recently-public technology companies, and the factors described in “—Governance of Executive Compensation Program – Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities that the compensation committee believes are reasonable and appropriate taking into consideration the factors described in the preceding sentence.

To date, our compensation committee has determined to grant our executive officers, including our named executive officers, long-term incentive compensation opportunities in the form of RSU awards which may vest and be settled for shares of our common stock. The compensation committee believes that because RSU awards representing the right to receive shares of our common stock upon settlement have value even in the absence of stock price appreciation, we are able to incent and retain our executive officers using fewer shares of our common stock. Since their value increases with any increase in the value of the underlying shares, RSU awards serve as an incentive which aligns with the long-term interests of our executive officers and stockholders. Unlike stock options, however, RSUs have real economic value when they vest even if the market price of our common stock declines or stays flat, thus delivering more predictable value to our executive officers. In addition, because they are subject to a multi-year vesting requirement, RSU awards serve our retention objectives since our executive officers must remain continuously employed by us through the applicable vesting dates to fully earn these awards. Finally, because of their “full value” nature, RSU awards deliver the desired grant date fair value using a lesser number of shares than an equivalent stock option, thereby enabling us to reduce the dilutive impact of our long-term incentive award mix and to use our equity compensation resources more efficiently and better manage the overall number of shares of our common stock granted to our executive officers.

Pre-Merger Equity Awards

In March 2018, our compensation committee determined that the equity awards to be granted to our incumbent executive officers, including our incumbent named executive officers, should be in the form of time-based RSU awards that may be settled for shares of our common stock. The number of shares of common stock subject to the RSU awards granted to our incumbent executive officers were determined by the compensation committee after considering the factors described in “—Governance of Executive Compensation Program – Compensation-Setting Process” above.

Our CEO received the largest equity award based on his overall responsibility for our performance and success. In addition, further differentiation was made among our incumbent executive officers based on our compensation committee’s review of the competitive market data for their respective positions, the size of the equity awards previously granted to them in anticipation of our initial public offering, and its desire to smooth transition to a normalized annual grant program.

The RSU awards granted to our incumbent named executive officers in March 2018 were as follows:

Named Executive Officer	Restricted Stock Unit Award (number of shares)	Aggregate Grant Date Fair Value ($)
Mr. Reilly	330,000	$6,695,700.00
Mr. Frankola	170,000	$3,449,300.00
Mr. Olson	100,000	$2,029,000.00

The time-based RSU awards granted to our incumbent named executive officers vest over a four-year period, with 1/16th of the total number of shares subject to the award vesting on each quarterly anniversary date following March 15, 2018, the vesting commencement date, contingent upon the named executive officer’s continued employment by us through each applicable vesting date.

Post-Merger Equity Awards

In January 2019, our compensation committee determined to grant equity awards to several of the continuing senior executive team of the combined companies, including Mr. Murthy, taking into consideration and the recommendations of our CEO, as well as the other factors described in “—Compensation-Setting Process—Setting Target Total Direct Compensation” above.

In connection with his joining the combined senior executive team following the merger with Hortonworks in January 2019, our compensation committee granted Mr. Murthy, our Chief Product Officer, an RSU award that may vest and be settled for 582,878 shares of our common stock. This award was granted by our compensation committee after taking into consideration an updated competitive market analysis prepared by its compensation consultant, Mr. Murthy’s performance and criticality to our business, the scope of his post-merger role and duties, our individual retention objectives with respect to Mr. Murthy, and his existing unvested equity holdings as of the date of completion of the merger. In addition, we committed to granting Mr. Murthy an RSU for shares of our common stock equal to $1.6 million divided by the 10-day closing price average for the period prior to the closing date of our merger with Hortonworks, to be earned and vest subject to the achievement of performance criteria to be established by our board of directors and his continued employment through the applicable performance period.

The RSU award of 582,878 shares of our common stock granted to Mr. Murthy vests (and becomes exercisable) over a three-year period with 1/12th of the total number of shares underlying that portion of the award vesting on each March 15th, June 15th, September 15th, and December 15th following December 15, 2019, contingent upon his remaining continuously employed by us through each applicable vesting date.

The equity awards granted to our named executive officers during Fiscal Year 2019 are set forth in the “—Summary Compensation Table” and the “—Grants of Plan-Based Awards Table” below.

     Welfare and Health Benefits

Our named executive officers participate in our company-sponsored benefit programs on generally the same basis as other salaried employees, including with respect to our 401(k) plan and health and welfare benefits. Currently, we match contributions made by participants in the plan on a dollar-for-dollar basis for 100% of the first 1% of compensation deferred, up to a limit of $5,000.

Additional benefits received by our executive officers, including our named executive officers, include flexible spending accounts, medical, dental, and vision insurance, business travel insurance, an employee assistance program, accidental death and dismemberment insurance, health savings accounts, short-term and long-term disability insurance, basic life insurance, commuter benefits, and reimbursement for mobile phone coverage. These benefits are provided to our executive officers on the same basis as to all of our employees.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During Fiscal Year 2019, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except that Mr. Reilly incurred the cost of spousal travel to and attendance at a company function and the related tax gross–up to cover the income tax aspects of such travel and attendance. These perquisites are included in the “All Other Compensation” column in the “Summary Compensation Table” to the extent total perquisites or other personal benefits during Fiscal Year 2019 were, in the aggregate $10,000 or more for the individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Employment Arrangements
We have entered into written employment offer letters with our CEO, CSO and CPO and an employment agreement with our CFO. Each of these arrangements was approved on our behalf by our compensation committee or our board of directors at the recommendation of the compensation committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling each of our executive positions, our board of directors or our compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each of our employment arrangements provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time without cause) and generally sets forth the initial compensation arrangements for the named executive officer, including an initial base salary, participation in our employee benefit programs, an indication of eligibility for an annual cash incentive award opportunity and an equity award. We have also required each named executive officer to execute a form of our standard confidential information and invention assignment agreement. In addition, these employment agreements include certain post-employment arrangements that are discussed below under “—Post-Employment Compensation.”
For detailed descriptions of the employment arrangements and post-employment arrangements we maintained with our named executive officers during Fiscal Year 2019, see “—Potential Payments upon Termination or Change in Control” below.

Post-Employment Compensation

We have entered into Severance and Change in Control Agreements (the “Severance Agreements”) with each of our executive officers, including each of our named executive officers. The Severance Agreements provide these individuals with certain protection in the event of their termination of employment under specified circumstances, including following a change in control of the Company. The Severance Agreements also prohibit the executive officer from engaging directly or indirectly in competition with us, recruiting or soliciting any of our employees or consultants, or disparaging us, our employees or officers, or the members of our board of directors.

We believe that these protections were necessary to induce certain of these individuals to leave their former employment for the uncertainty of a demanding position in a new and unfamiliar organization and help from a retention standpoint. These arrangements provide reasonable compensation to the executive officer if he leaves our employ under certain circumstances to facilitate his transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a general release of claims in a form prescribed by us as a condition to receiving post-employment compensation payments or benefits.

Mr. Murthy’s Severance Agreement was entered into in connection with our merger with Hortonworks and differs from the other Severance Agreements in that it will only become effective 12 months following his starting date with us (or, if earlier, upon a change in control of the Company). Prior to the effectiveness of Mr. Murthy’s Severance Agreement, Mr. Murthy will remain eligible for certain severance and acceleration rights of equity held pursuant to his Hortonworks arrangements.

We believe that these arrangements help maintain their continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company. The terms and conditions of the Severance Agreements were approved by our board of directors/our compensation committee after an analysis of competitive market data, and for Mr. Murthy, in connection with the merger with Hortonworks.

All payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction. We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our named executive officers.

We believe that having in place reasonable and competitive post-employment compensation arrangements in the event of a change in control of the Company are essential to attracting and retaining highly-qualified executive officers. Our compensation committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our executive officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

For a summary of the material terms and conditions of the post-employment compensation arrangements we maintained with our named executive officers during Fiscal Year 2019, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on January 31, 2019, see “—Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies
Equity Award Grant Policy

Our general policy is to grant equity awards on regular, fixed dates determined in advance. Grants of equity awards in connection with the hiring of new employees or the promotion of existing employees may be made by our equity incentive committee, consisting of our CEO. However, all equity grants to executive officers must be made by our compensation committee and grants to non-employee members of our board of directors may only be made by the full board of directors. The exercise price of all stock options rights must be equal to or greater than the closing price of our common stock as reported on the NYSE on the date of grant.

Stock Ownership Policy

In March 2019, our board of directors adopted a stock ownership policy for our executive officers and the non-employee members of our board of directors to further align their respective interests with the interests of our stockholders, and to further promote our commitment to sound corporate governance. This policy requires our executive officers and non-employee directors to own a minimum number of shares of our common stock as follows:

Position	Individual Ownership Level
Chief Executive Officer	Lesser of five times base salary or 180,000 shares
All Other Executive Officers	Lesser of two times base salary or 58,000 shares
Non-Employee Directors	Lesser of three times annual cash retainer for service as board member or 7,500 shares(1)
(1) Excludes any additional cash retainer paid as a result of service as a board chairperson, lead independent director, committee chair or committee member or meeting fees (if any).
Each executive officer and non-employee director is expected to meet his or her applicable ownership level within five years of becoming a subject to the stock ownership policy (which will be no earlier than the fifth anniversary of the date the stock ownership policy was adopted).
Unless and until an executive officer or non-employee director has met his or her applicable ownership level, such person is required to retain an amount equal to 50% of the net shares received as the result of the exercise, settlement, vesting, or payment of any equity awards granted to such person by the Company.
Hedging and Pledging Prohibitions

As part of our Insider Trading Policy, our employees (including our executive officers and the non-employee members of our board of directors are prohibited from:

▪	engaging in transactions involving options or other derivative securities on our securities, such as puts and calls, whether on an exchange or in any other market;

▪	engaging in hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts;

▪	engaging in short sales of our securities, including short sales “against the box”; and

▪	using or pledging our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our Compliance Officer.
Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and implementing our executive compensation program.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows the deductibility by any publicly held corporation of individual compensation expenses in excess of $1 million paid to certain executive officers within a taxable year. Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation,” effective for taxable years after December 31, 2017. As a result, all cash and equity compensation paid to certain of our executive officers in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded to certain binding arrangements in effect on November 2, 2017 or special rules applicable to newly public companies. Because of uncertainties in the interpretation and implementation of the changes to Section 162(m) in the Tax Cuts and Jobs Act, including the scope of the transition relief, we can offer no assurance of such deductibility. Our compensation committee seeks to balance the cost and benefit of tax deductibility with our executive compensation goals designed to promote long-term stockholder interests, and continues to reserve discretion to approve new compensation or modify existing compensation arrangements that result in a loss of deductibility when it believes that such payments are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation

Our compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our named executive officers for all services rendered in all capacities during the last three or fewer fiscal years during which such individuals where named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Thomas J. Reilly	2019	426,554(2)	6,695,700	385,000(5)	18,803(14)	7,526,057
Chief Executive Officer	2018	391,667(3)	5,355,000	307,000(6)		6,053,667
	2017	341,667(4)	4,302,000	269,167(7)		4,643,667
Jim Frankola	2019	363,051(8)	3,449,300	293,884(5)		4,106,235
Chief Financial Officer	2018	358,753(9)	3,213,000	203,000(6)		3,774,333
	2017	338,339(10)	2,516,670	137,594(7)		2,854,589
Arun Murthy(8) Chief Product Officer	2019	44,612(11)	7,192,715	---		7,237,327
Michael A. Olson	2019	282,500(12)	3,827,172	142,000(5)		4,251,672
Chief Strategy Officer	2018	270,833(13)	2,588,250	113,750(6)		2,972,833
	2017	250,000	2,151,000	100,938(7)		2,401,000
_________________

(1)
The amounts reported in this column represent the aggregate grant date fair value of the RSUs granted to our named executive officers under our 2008 Equity Incentive Plan in the years ended January 31, 2017 and 2018 and under our 2017 Equity Incentive

Plan in the year ended January 31, 2019 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2019. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.

(2)	Mr. Reilly’s salary was increased to $425,000 effective April 1, 2018, and was further increased to $500,000 effective January 3, 2019.
(3) Mr. Reilly’s base salary was increased to $400,000 effective April 1, 2017.

(4)	Mr. Reilly’s base salary was increased to $350,000 effective April 1, 2016.

(5)
These amounts reflect bonuses earned by Messrs. Reilly, Frankola and Olson based upon our achievement of financial objectives and milestones. Mr. Reilly was eligible to earn a target bonus of $425,000. Mr. Frankola was eligible to earn a target bonus of $252,000. Mr. Olson was eligible to earn a target bonus of $142,000.

(6)
These amounts reflect bonuses earned by Messrs. Reilly, Frankola and Olson based upon our achievement of financial objectives and milestones. Mr. Reilly was eligible to earn a target bonus of $391,667. Mr. Frankola was eligible to earn a target bonus of $239,167. Mr. Olson was eligible to earn a target bonus of $135,417.

(7)
These amounts reflect bonuses earned by Messrs. Reilly, Frankola and Olson based upon our achievement of financial objectives and milestones. Mr. Reilly was eligible to earn a target bonus of $316,667. Mr. Frankola was eligible to earn a target bonus of $161,875. Mr. Olson was eligible to earn a target bonus of $118,750.

(8)	Mr. Frankola’s base salary was increased to $400,000 effective January 3, 2019.

(9)	Mr. Frankola’s base salary was increased to $360,000 effective April 1, 2017. This amount includes $358,333 base salary and $420 gym reimbursement.

(10)	Mr. Frankola’s base salary was increased to $350,000 effective April 1, 2016. This amount includes $337,919 base salary and $420 gym reimbursement.

(11)
Mr. Murthy’s compensation disclosed in this table does not include the compensation he received from Hortonworks before our merger with Hortonworks in January 2019. Mr. Murthy’s base salary was set as $380,000 effective January 3, 2019.

(12)	Mr. Olson’s base salary was increased to $284,000 effective April 1, 2018, and was further increased to $350,000 effective January 3, 2019

(13)	Mr. Olson’s base salary was increased to $275,000 effective April 1, 2017.

(14)	The amount reported represents (i) $18,293 in spousal travel reimbursements, including an associated tax gross-up of $8,715 and (ii) a $510 holiday gift.

Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made during the year ended January 31, 2019 for each of our named executive officers under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
Thomas J. Reilly	Cash	N/A	245,341	426,680	640,020
	RSUs(3)	03/23/2018	—	—	—	—	—	—	330,000	6,695,700
Jim Frankola	Cash	N/A	146,155	254,183	381,275
	RSUs(3)	03/23/2018	—	—	—	—	—	—	170,000	3,449,300
Arun Murthy	Cash	N/A	—	—	—
	RSUs(4)	01/17/2019	—	—	—	—	—	—	582,878	7,192,715
Michael A. Olson	Cash	N/A	85,836	149,280	223,920
	RSUs(3)	03/23/2018	—	—	—	—	—	—	100,000	3,827,172

(1)
Reflects threshold, target and maximum potential payments under our annual cash bonus plan described in the section above entitled “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Bonuses.”

(2)
The amounts reported in this column represent the grant date fair value of each award as computed in accordance with FASB ASC 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 9 to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended January 31, 2019. Note that the amounts reported in these columns reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by our named executive officers from the awards.

(3)
The RSUs vest at a rate of 1/16th of the total number of shares on each quarterly anniversary of the vesting commencement date. The outstanding RSU awards are subject to acceleration of vesting as described in “—Potential Payments upon Termination or Change in Control” below.

(4)
Pursuant to our employment letter with Mr. Murthy in connection with the merger with Hortonworks, our initial compensation arrangements with Mr. Murthy include the grant of an RSU award to acquire such number of shares of our common stock equal to $8.0 million divided by the 10-day closing price average for the period prior to the closing date of our merger with Hortonworks, with (i) 80% of the shares of our common stock subject to such award subject to service-based vesting over approximately a three-year period with 1/12th of the total number of shares underlying that portion of the award vesting quarterly following December 15, 2019, subject to his continued employment by us through each applicable vesting date, and (ii) with the remaining 20% of the shares of our common stock subject to such award to be earned and vest subject to the achievement of performance criteria to be established by our board of directors and Mr. Murthy’s continued employment through the applicable performance period. The service based portion of this equity award grant was granted in January 2019 when the compensation committee granted Mr. Murthy an RSU award that may vest and be settled for 582,878 shares of our common stock and which is subject to the vesting schedule as described in this footnote.

Outstanding Equity Awards at Fiscal Year End Table
The following table presents, for each of the named executive officers, information regarding outstanding stock options and RSU awards held as of January 31, 2019.

		Option Awards				Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options				Number of Shares that Have Not Vested(2)	Market Value of Shares that Have Not Vested($)(3)
Name		Exercisable	Unexercisable	Exercise Price($)	Expiration Date
Thomas J. Reilly	6/28/2013(4)	7,304,755	—	3.21	6/27/2023
	3/26/2015(5)	70,458	18,542	16.24	3/25/2025
	3/26/2015(6)					51,750	698,625
	3/17/2016(7)					83,334	1,125,009
	3/8/2017(8)					168,750	2,278,125
	3/23/2018(9)					268,125	3,619,688
Jim Frankola	10/9/2012(10)	352,053	—	1.72	10/8/2022
	11/8/2013(11)	79,166	20,834	3.64	11/7/2023
	11/8/2013(12)	52,083	—	3.64	11/7/2023
	1/31/2015(13)	41,000	—	16.02	1/30/2025
	3/17/2016(14)					36,563	493,601
	3/8/2017(15)					101,250	1,366,875
	3/23/2018(16)					138,125	1,864,688
Arun Murthy	1/3/2019(17)	112,683	—	3.65	8/20/2023
	1/3/2019(18)	169,649	—	10.90	9/11/2024
	1/3/2019(19)					8,156	110,106
	1/3/2019(20)					163,125	2,202,188
	1/3/2019(21)					287,100	3,875.850
	1/17/2019(22)					582,878	7,868,853
Michael A. Olson	3/30/2012(23)	165,300	—	1.68	3/29/2022
	6/28/2013(24)	1,583,334	—	3.21	6/27/2023
	1/31/2015(25)	20,500	20,500	16.02	1/30/2025
	1/31/2015(26)					—	—
	3/17/2016(27)					41,667	562,505
	3/8/2017(28)					81,563	1,101,101
	3/23/2018(29)					81,250	1,096,875
	1/17/2019					145,719	1,967,207
________________

(1)
Except for Mr. Murthy, outstanding equity awards with a grant date prior to April 27, 2017, the effective date of our 2017 Equity Incentive Plan, were granted under our 2008 Stock Incentive Plan and outstanding equity awards with a grant date on or after April 27, 2017 were granted under our 2017 Equity Incentive Plan. All of the outstanding equity awards are subject to acceleration of vesting as described in “—Potential Payments upon Termination or Change in Control” below.

(2)
The outstanding RSUs were modified as of March 2017. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations-Significant Impacts of Stock-based Compensation Expense” in our final prospectus on Form 424(b)(4) (No. 333-220494) as filed with the SEC on September 28, 2017 and incorporated herein by reference.

(3)	The market value for our common stock is based on the closing price of our common stock on the NYSE as of January 31, 2019 of $13.50.

(4)	1/4th of the option vested on June 18, 2014 and 1/48th vests monthly thereafter.

(5)	1/24th of the option vests monthly beginning on June 18, 2017.

(6)
Our board of directors approved this award on March 26, 2015. These RSUs vest and are settled upon the satisfaction of both a service-based requirement and a liquidity event requirement. The vesting commencement date (the “VCD”) for these RSUs is June 15, 2017. The service-based requirement will be satisfied with respect to 1/8th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement was satisfied upon Mr. Reilly’s continued employment through April 27, 2017, the effective date of our initial public offering. On that date, those RSUs for which the service-based vesting requirement has been satisfied vested and 1/8th of the RSUs will continue to vest on each quarterly anniversary the VCD thereafter.

(7)
Our board of directors approved this award on March 17, 2016. These RSUs vest and are settled upon the satisfaction of both a service-based requirement and a liquidity event requirement. The VCD for these RSUs is March 15, 2017. The service-based requirement will be satisfied with respect to 1/12th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement was satisfied upon Mr. Reilly’s continued employment through April 27, 2017, the effective date of our initial public offering. On that date, those RSUs for which the service-based vesting requirement has been satisfied vested and 1/12th of the RSUs will continue to vest on each quarterly anniversary the VCD thereafter.

(8)
Our board of directors approved this award on March 8, 2017. These RSUs vest and settled upon the satisfaction of both a service-based requirement and a liquidity event requirement. The VCD for these RSUs is March 15, 2017. The service-based requirement will be satisfied with respect to 1/16th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement was satisfied upon Mr. Reilly’s continued employment through April 27, 2017, the effective date of our initial public offering. On that date, those RSUs for which the service-based vesting requirement has been satisfied vested and 1/16th of the RSUs will continue to vest on each quarterly anniversary of the VCD thereafter.

(9)	Our board of directors approved this award on March 23, 2018. 1/16th of the RSUs vest and settle on each quarterly anniversary of the VCD, which is March 15, 2018.

(10)	1/4th of the option vested at October 1, 2013 and an additional 1/48th vested monthly thereafter.

(11)	1/48th of the option vests monthly beginning on December 1, 2015.

(12)	1/48th of the option vests monthly beginning on December 1, 2014.

(13)	1/24th of the option vests monthly beginning on January 1, 2017.

(14)
Our board of directors approved this award on March 17, 2016. These RSUs vest and are settled upon the satisfaction of both a service-based requirement and a liquidity event requirement. The VCD for these RSUs is March 15, 2016. The service-based requirement will be satisfied with respect to 1/16th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement was satisfied upon Mr. Frankola’s continued employment through April 27, 2017, the effective date of our initial public offering. On that date, those RSUs for which the service-based vesting requirement has been satisfied vested and 1/16th of the RSUs will continue to vest on each quarterly anniversary of the VCD thereafter.

(15)
Our board of directors approved this award on March 8, 2017. These RSUs vest and settled upon the satisfaction of both a service-based requirement and a liquidity event requirement. The VCD for these RSUs is March 15, 2017. The service-based requirement will be satisfied with respect to 1/16th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement was satisfied upon Mr. Frankola’s continued employment through April 27, 2017, the effective date of our initial public offering. On that date, those RSUs for which the service-based vesting requirement has been satisfied vested and 1/16th of the RSUs will continue to vest on each quarterly anniversary of the VCD thereafter.

(16)	Our board of directors approved this award on March 23, 2018. 1/16 of the of the RSUs vest and settle on each quarterly anniversary of the VCD, which is March 15, 2018.

(17)
Pursuant to the terms of the Merger Agreement, Mr. Murthy received this stock option in exchange for a stock option to acquire 86,345 shares of Hortonworks common stock at the exercise price of $4.76 per share. The stock option is fully vested.

(18)
Pursuant to the terms of the Merger Agreement, Mr. Murthy received this stock option in exchange for a stock option to acquire 130,000 shares of Hortonworks common stock at the exercise price of $14.22 per share. The stock option is fully vested.

(19)
Pursuant to the terms of the Merger Agreement, Mr. Murthy received these RSUs that will settle for shares of our common stock in exchange for RSUs that settle for 6,250 shares of Hortonworks common stock. 1/8th of the RSUs vest and be settled on each three-month anniversary of the VCD, subject to Mr. Murthy’s continued employment. The VCD for these RSUs is March 7, 2017.

(20)
Pursuant to the terms of the Merger Agreement, Mr. Murthy received these RSUs that will settle for shares of our common stock in exchange for RSUs that settle for 125,000 shares of Hortonworks common stock. 1/4th of the RSUs vested and settled on February 15, 2019 and 1/3rd of the balance vest and be settled on each three-month anniversary of February 15, 2019, subject to Mr. Murthy’s continued employment.

(21)
Pursuant to the terms of the Merger Agreement, Mr. Murthy received these RSUs that will settle for shares of our common stock in exchange for RSUs that settle for 220,000 shares of Hortonworks common stock. The VCD for these RSUs is March 15, 2019 and vest in full on the one-year anniversary of the VCD without interim vesting for any portion.

(22)
Our board of directors approved this award on January 17, 2019. The RSUs vest over approximately a three-year period with 1/12th of the total number of shares underlying the award vesting quarterly following December 15, 2019, subject to Mr. Murthy’s continued employment by us through each applicable vesting date.

(23)	1/4th of the option vested on March 29, 2013 and 1/48th vested monthly thereafter.

(24)	1/48th of the option vests monthly beginning on June 27, 2013.

(25)	1/24th of the option vests monthly beginning on January 1, 2017.

(26)
Our board of directors approved this award on January 31, 2015. These RSUs vest and are settled upon the satisfaction of both a service-based requirement and a liquidity event requirement. The VCD for these RSUs is December 15, 2016. The service-based requirement will be satisfied with respect to 1/8th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement was satisfied upon Mr. Olson’s continued employment through April 27, 2017, the effective date of our initial public offering. On that date, those RSUs for which the service-based requirement has been satisfied vested and 1/8th of the RSUs will continue to vest on each quarterly anniversary the VCD thereafter.

(27)
Our board of directors approved this award on March 17, 2016. These RSUs vest and are settled upon the satisfaction of both a service-based requirement and a liquidity event requirement. The VCD for these RSUs is March 15, 2017. The service-based requirement will be satisfied with respect to 1/12th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement was satisfied upon Mr. Olson’s continued employment through April 27, 2017, the effective date of our initial public offering. On that date, those RSUs for which the service-based requirement has been satisfied vested and 1/12th of the RSUs will continue to vest on each quarterly anniversary the VCD thereafter.

(28)
Our board of directors approved this award on March 8, 2017. These RSUs vest and settled upon the satisfaction of both a service-based requirement and a liquidity event requirement. The VCD for these RSUs is March 15, 2017. The service-based requirement will be satisfied with respect to 1/16th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement was satisfied upon Mr. Olson’s continued employment through April 27, 2017, the effective date of our initial public offering. On that date, those RSUs for which the service-based vesting requirement has been satisfied vested and 1/16th of the RSUs will continue to vest on each quarterly anniversary of the VCD thereafter.

(29) Our board of directors approved this award on March 23, 2018. 1/16th of the RSUs vest and settle on each quarterly anniversary of the VCD, which is March 15, 2018.

Stock Option Exercise and Stock Vested Table
The following table presents, for each of our named executive officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during the year ended January 31, 2019 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Stock Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas J. Reilly	31,152	241,117	307,041	5,056,606
Jim Frankola	122,334	1,204,740	153,625	2,528,921
Arun Murthy	—	—	8,156	91,429
Michael A. Olson	—	—	135,833	2,247,444

(1)
The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our common stock on the date of exercise and the aggregate exercise price of the stock option.

(2)	The aggregate value realized upon the vesting and settlement of an RSU is based on the closing price on the NYSE of a share of common stock on the date settlement.
Employment, Severance and Change in Control Agreements
Offer Letters and Employment Agreements
We have entered into offer letters with Messrs. Reilly, Murthy and Olson and an employment agreement with Mr. Frankola. Each of these arrangements provide for at-will employment and generally include the named executive officer’s initial base salary, an indication of eligibility for an annual cash incentive award opportunity and equity awards. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment or a change in control of us are further described in “Potential Payments upon Termination or Change in Control” below.
Thomas J. Reilly
We entered into an employment offer letter with Mr. Reilly, our chief executive officer, dated May 22, 2013. This offer letter agreement has no specific term and constitutes at-will employment. Mr. Reilly’s annual base salary as of January 31, 2019 was $425,000, and he is eligible to receive an annual cash bonus pursuant to Cloudera Bonus Plan – Executive Officers and Leadership Team (the “Fiscal 2019 Bonus Plan”).
Jim Frankola
We entered into an employment agreement with Mr. Frankola, our chief financial officer, dated September 10, 2012. This employment agreement has no specific term and constitutes at-will employment. Mr. Frankola’s annual base salary as of January 31, 2019 was $360,000, and he is eligible to receive an annual cash bonus pursuant to the Fiscal 2019 Bonus Plan.
Arun Murthy

We entered into an employment offer letter with Mr. Murthy, our chief product officer, dated December 31, 2018, in connection with our merger with Hortonworks. This offer letter agreement has no specific term and constitutes at-will employment. Mr. Murthy’s annual base salary as of January 31, 2019 was $380,000, and he is eligible to receive an annual cash bonus equal to 60% of his annual base salary, based on the achievement of applicable performance objectives and/or conditions established by us in our sole discretion.
Michael A. Olson
We entered into an employment offer letter with Mr. Olson, our chief strategy officer and former president and chief executive officer, dated October 2008. This offer letter agreement constitutes at-will employment. Mr. Olson’s annual base salary as of January 31, 2019 was $284,000, and he is eligible to receive an annual cash bonus pursuant to the Fiscal 2019 Bonus Plan.
Potential Payments upon Termination or Change in Control
Severance Agreements for Named Executive Officers

We entered into Severance and Change in Control Agreements (the “Severance Agreement”) with each of Messrs. Reilly, Olson, and Frankola in December 2016, and with Mr. Murthy in December 2018. The Severance Agreement with Mr. Murthy will become effective on the earlier of the 12-month anniversary of January 3, 2019 or a Change in Control of the Company (as defined in the Severance Agreement). Mr. Murthy’s existing Hortonworks Separation Benefits (as defined in the offer letter between Arun Murthy and us, dated December 31, 2018) will remain in effect until the day immediately prior to the effective date of such Severance Agreement, at which date all of his Hortonworks Separation Benefits shall terminate and shall be superseded in their entirety by the terms and conditions of the Severance Agreement. Pursuant to the Amended and Restatement Employment Agreement entered into by Mr. Murthy and Hortonworks as of September 28, 2018 (the “Hortonworks Employment Agreement”, as described more fully below), the existing Hortonworks Separation Benefits include payments depending on whether or not Mr. Murthy’s involuntary termination is connection with a Change in Control (as defined in the Hortonworks Employment Agreement). Pursuant to these Severance Agreements, we have agreed to make certain payments and provide certain benefits upon termination of employment by us without Cause (as defined in the applicable Severance Agreement) or by the employee for Good Reason (as defined in the applicable Severance Agreement). These payments and benefits depend on whether or not such termination occurs in connection with a Change in Control (as defined in the applicable Severance Agreement) and will be subject to the named executive officer’s execution and non-revocation of a general release of claims in a form prescribed by us.
If the termination of a named executive officer occurs during the period commencing three months prior to and ending twelve months following a change in control, the named executive officer will be entitled to receive:
(i)    a lump sum payment equal to the sum of:
(a)    his annual base salary,
(b)    his annual target bonus (calculated as if all applicable bonus targets were achieved) and
(c)    a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days employed during the bonus period);
(ii)    COBRA premiums (or a taxable payment in an amount equal to such premiums) until the earlier of the end of a twelve-month period or the date when receiving similar coverage with a new employer;
(iii)    accelerated vesting of 100% of all outstanding equity awards; and
(iv)    a twelve-month post-termination exercise window for all outstanding non-qualified stock options.
If the termination of a named executive officer does not occur during the period commencing three months prior to and ending twelve months following a change in control, the named executive officer will be entitled to receive:
(i)    a lump sum payment equal to the sum of:
(a)    his annual base salary and

(b)    a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days employed during the bonus period);
(ii)    COBRA premiums (or a taxable payment in an amount equal to such premiums) until the earlier of the end of a twelve-month period or the date when receiving similar coverage with a new employer; and
(iii)    a twelve-month post-termination exercise window for all outstanding non-qualified stock options.
Pursuant to the Severance Agreements, each of the named executive officers has also agreed to refrain from competing with us while employed with our company and to refrain from soliciting any of our employees or consultants during, and for the one-year period following, his employment.
Arun Murthy’s Hortonworks Separation Benefits
Before Mr. Murthy’s Severance Agreement becomes effective, his existing Hortonworks Separation Benefits shall remain in effect, which, pursuant to the Hortonworks Employment Agreement, include payments as described below.
Involuntary Termination of Employment under the Hortonworks Employment Agreement
In the event that Mr. Murthy’s employment is terminated by us without Cause (as defined in the Hortonworks Employment Agreement) and subject to delivering a fully effective release of claims, he will be entitled to cash severance equal to twelve months of his base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case of incentive compensation paid on an annual basis) in which the termination occurs, payable over twelve months, plus a monthly payment equal to our contribution towards his (and if applicable, his qualified and participating dependents’) health insurance for twelve months or his COBRA health continuation period, whichever ends earlier. In addition, except to the extent any equity award granted or purchased contains more favorable terms, he will receive eighteen months’ acceleration on all stock options, restricted stock and other stock-based awards held by him. Furthermore, to the extent Mr. Murthy enters into a non-competition agreement, he will receive an additional amount of cash severance, health benefits continuation and equity acceleration based on the length of such non-competition period, which will be payable over an additional number of months equal to the non-competition period.

Potential Payments upon Termination Table
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our named executive officers. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on January 31, 2019, and the price per share of our common stock is the closing price on the NYSE as of January 31, 2019 ($13.50). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Upon Qualifying Termination - No Change in Control				Upon Qualifying Termination - Change in Control
Name	Cash Severance ($)(1)	Continuation of Medical Benefits ($)(2)	Value of Accelerated Vesting ($)(3)	Total ($)	Cash Severance ($)(1)	Continuation of Medical Benefits ($)(2)	Value of Accelerated Vesting ($)(3)	Total ($)
Thomas J. Reilly	926,680	22,912	—	949,592	1,353,360	22,912	7,721,447	9,097,719
Jim Frankola	654,183	24,539	—	678,722	908,366	24,539	3,930,586	4,863,491
Arun Murthy(3)	380,000	28,531	—	408,531	380,000	28,531	14,056,997	14,465,528
Michael A. Olson	499,280	23,321	—	522,601	648,560	23,321	4,727,687	5,399,568

(1)	The severance amount was determined based on the annual base salaries and annual target bonuses in effect on January 31, 2019.

(2)	The continuation of medical benefits is calculated based on the payment of COBRA premiums for a 12-month period.

(3)
The value of accelerated vesting is calculated based on the per share closing price of our common stock on NYSE as of January 31, 2019 ($13.50) less, if applicable, the exercise price of each outstanding stock option. Accelerated vesting occurs only in the event of a qualifying termination during a change in control period.

(4)
The Severance Agreement with Mr. Murthy will become effective on the earlier of the 12-month anniversary of January 3, 2019 or a Change in Control (as defined therein). The payments and benefits disclosed in the above table are estimates assuming that the Severance Agreement was effective as of January 31, 2019. In the event where a qualifying termination occurred as of January 31, 2019 without a Change in Control, Mr. Murthy would receive the following estimated payments under his existing Hortonworks Separation Benefits: the base salary of $380,000, the prorated portion of his target annual incentive compensation of $200,000 under his Hortonworks bonus arrangement prior to our merger with Hortonworks, $28,531 continuation of medical benefits for a 12-month period and $7,499,619 of value of accelerated vesting.

401(k) Plan

We maintain a retirement plan for the benefit of our employees. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants. Our 401(k) plan provides for discretionary matching of employee contributions. For the calendar 2018 plan year, we matched each participant’s salary deferral contributions, but in no case more than 100% of the first 1% of compensation deferred. For the calendar 2019 plan, year we will match each participant’s salary deferral contributions, but in no case more than 100% of the first 1% of compensation deferred.

Limitation of Liability and Indemnification of Directors and Officers
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporate Law, as so amended (the “DGCL”). Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Our restated bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our restated bylaws provide that we may indemnify our employees or agents. Our restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
We have insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.
We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Rule 10b5-1 Sales Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of January 31, 2019 with respect to compensation plans under which shares of our common stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Securities (#)	Weighted- Average Exercise Price of Outstanding Options ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	54,175,799	$5.8374	23,716,043(3)
Equity compensation plans not approved by security holders	——(4)(5)	——	——
Total	54,175,799	$5.8374	23,716,043
_______________

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(2)	Includes our 2008 Equity Incentive Plan, Gazzang 2008 Stock Purchase and Option Plan, 2017 Equity Incentive Plan and excludes purchase rights accruing under the 2017 Employee Stock Purchase Plan.

(3)
There are no shares of common stock available for issuance under our 2008 Equity Incentive Plan, but that plan will continue to govern the terms of options and RSUs granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2008 Equity Incentive Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of common stock under our 2017 Equity Incentive Plan. In addition, the number of shares reserved for issuance under our 2017 Equity Incentive Plan increased automatically by 13,440,931 on February 1, 2019 and will increase automatically on the first day of February of each of 2020 through 2027 by the number of shares equal to 5% of the total issued and outstanding shares of our common stock as of the immediately preceding January 31 or a lower number approved by our board of directors. As of January 31, 2019, there were 2,715,436 shares of common stock available for issuance under the 2017 Employee Stock Purchase Plan. The number of shares reserved for issuance under our 2017 Employee Stock Purchase Plan increased automatically by 2,688,186 on February 1, 2019 and will increase automatically on the first day of February of each year during the term of the 2017 Employee Stock Purchase Plan by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding January 31 or a lower number approved by our board of directors.

(4)
Excludes outstanding options to acquire 4,067,645 shares of our common stock as of January 31, 2019 that were assumed in connection with our merger with Hortonworks. The weighted average exercise price of these outstanding options was $8.9748 as of January 31, 2019. In connection with the merger with Hortonworks, Cloudera has only assumed outstanding options and RSUs, but not the Hortonworks plans themselves, and therefore, no further options may be granted under the Hortonworks plans. The Hortonworks plans were previously approved by the Hortonworks stockholders, but were not approved by our stockholders since we did not assume the Hortonworks plans in connection with the merger.

(5)
Excludes outstanding RSUs to acquire 7,379,812 shares of our common stock as of January 31, 2019 that were assumed in connection with our merger with Hortonworks. In connection with the merger with Hortonworks, Cloudera has only assumed outstanding options and RSUs, but not the Hortonworks plans themselves, and therefore, no further RSUs may be granted under the Hortonworks plans. The Hortonworks plans were previously approved by the Hortonworks stockholders, but were not approved by our stockholders since we did not assume the Hortonworks plans in connection with the merger.

REPORT OF THE COMPENSATION COMMITTEE
This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee
Michael A. Stankey, Chair
Martin Cole
Paul Cormier

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change of control arrangements described in “Executive Compensation,” the following is a description of each transaction since February 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Intel Enterprise Subscription Agreement
We entered into an Enterprise Subscription Agreement with Intel, as amended from time to time (the “ESA”) pursuant to which Intel became our customer. Under the ESA, Intel may use our platform in support of its big data initiatives and other internal needs. The term has been extended until April 23, 2023 pursuant to Amendment 3 to the ESA. We have received approximately $10.8 million for the year ended January 31, 2019 in payments from Intel for subscriptions and services under the ESA. We anticipate receiving approximately $11.3 million in future payments from Intel under the terms of the ESA, as amended.
Intel Collaboration and Optimization Agreement
In conjunction with the Series F-1 preferred stock financing, we entered into a collaboration and optimization agreement with Intel, which was amended and restated as of February 1, 2018. This agreement governs our collaboration with Intel on the development, marketing and distribution of specified open source data management software, including the optimization of such software for use with Intel’s processors and architecture. Either party may terminate the agreement under certain circumstances, including if the parties fail to meet certain collaboration goals. Moreover, Intel may terminate the agreement with or without cause upon twelve months written notice at any time after March 21, 2021. The agreement automatically renews following the expiration of the initial term on March 21, 2021 for an additional twelve-month term, and thereafter will be automatically extended for additional twelve-month periods, unless either party provides written notice of non-renewal at least 180 days before the expiration of the renewal term.
Marketing and Miscellaneous Cooperation with Intel
We have received approximately $0.1 million from Intel during the year ended January 31, 2019 for miscellaneous marketing, services and other items related to the operation of the strategic partnership.
Deutsche Bank AG
We have received approximately $13.6 million for the year ended January 31, 2019 in payments from Deutsche Bank AG for subscriptions and services in the ordinary course of business. Our board of directors includes Kimberly L. Hammonds, a former Member of the Management Board and Group Chief Operating Officer of Deutsche Bank AG.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our restated bylaws require us to indemnify our directors to the fullest extent not prohibited by DGCL. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation—Limitation of Liability and Indemnification of Directors and Officers.”
Review, Approval or Ratification of Transactions with Related Parties
Our written related person transactions policy provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any members of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

REPORT OF THE AUDIT COMMITTEE
This report of the audit committee is required by the SEC, and is not “soliciting material,” is not to be deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Cloudera under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing, unless and only to the extent that we specifically incorporate it by reference.
In fulfilling its oversight role, the audit committee reviewed and discussed our audited financial statements with management and the independent registered public accounting firm. The audit committee met 9 times during fiscal year ended January 31, 2019, including meetings with Ernst & Young LLP, our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. It is not the duty of the audit committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, the effectiveness of our internal controls over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.
The audit committee discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. Ernst & Young LLP also provided to the audit committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with Ernst & Young LLP its independence from us.
Based upon the audit committee’s review and discussions referred to above, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in Cloudera’s Annual Report on Form 10-K for the year ended January 31, 2019, filed with the SEC on March 29, 2019.
In addition, the audit committee selected Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2020 and is seeking ratification of such selection by our stockholders.
Submitted by the Audit Committee of the Board of Directors
Keven Klausmeyer (Chair)
Peter Fenton
Michael A. Stankey

ADDITIONAL INFORMATION
Stockholder Proposals for the 2020 Annual Meeting of Stockholders
Under our restated bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our 2020 annual meeting of stockholders must give written notice of the proposal or nomination to our Corporate Secretary in accordance with the provisions of our restated bylaws. Our restated bylaws require that such notice be given not later than the close of business (5:00 PM, Pacific Time) on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the prior year’s annual meeting of stockholders. To be timely for the 2020 annual meeting of stockholders, a stockholder’s notice must be received by us between February 21, 2020 and March 22, 2020. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are Cloudera, Inc., 395 Page Mill Road, Palo Alto, California 94306.
If the date of the 2020 annual meeting is more than 30 days before or more than 60 days after the first anniversary of the 2019 annual meeting, in order for a notice to be timely, it must be delivered no earlier than the close of business on the 120th day prior to and no later than the close of business on the 90th day prior to the 2020 annual meeting date or, if later, the close of business on the 10th day following the day on which Public Announcement (as such term defined in the restated bylaws) of the date of the 2020 annual meeting is first made by us. In no event shall the Public Announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
These stockholder notices must contain information required by our restated bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this section, the proxy holders named by our board of directors will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.
In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the 2020 annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than January 11, 2020 and satisfy the conditions established by the SEC for stockholder proposals. In order for any other stockholder proposals to be eligible to be brought before the stockholders at the 2020 annual meeting, the stockholders submitting such proposals must also comply with the procedures, including the deadlines, required by our then current bylaws, as referenced in the preceding paragraphs.
Delinquent Section 16(a) Reports
Section 16 of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during the year ended January 31, 2019, other than two late Forms 4 filed by Mr. Stankey, our director, to report distribution of common stock from Greylock XII LP and Greylock XII-A LP to Michael A. Stankey Revocable Trust UDA 5/30/14 on June 11, 2018 and September 10, 2018. Additionally, during the fiscal year ended January 31, 2018, all directors, executive officers, and persons who own more than 10% of a registered class of our equity securities timely complied with all Section 16(a) reporting requirements applicable to them, except for the reports disclosed in our definitive proxy statement for our 2018 annual meeting of stockholders and one Form 3 for Ms. Schooler, which was filed on January 7, 2019.
Available Information
We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the year ended January 31, 2019, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Cloudera, Inc.
395 Page Mill Road

Palo Alto, California 94306
Attn: Investor Relations

The annual report is also available at https://investors.cloudera.com under “Financials & Filings” in the “SEC Filings” section of our website.
Electronic Delivery of Stockholder Communications
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future annual reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:
Registered Owner (you hold our common stock in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, or you are in possession of stock certificates): visit www.astfinancial.com and log into your account to enroll.
Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.
Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call American Stock Transfer & Trust Company, LLC, our transfer agent, at (800) 937-5449 or visit www.astfinancial.com with questions about electronic delivery.
“Householding”—Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, Inc. by calling (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, annual report and other proxy materials, you may write our Investor Relations department at 395 Page Mill Road, Palo Alto, California 94306, Attn: Investor Relations, telephone number (888) 789-1488.
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Investor Relations department at the address or telephone number listed above.

TRANSACTION OF OTHER BUSINESS
At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the Annual Meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

David Middler Chief Legal Officer and Corporate Secretary

May 10, 2019

CLOUDERA, INC.
395 PAGE MILL RD.
PALO ALTO, CA 94304

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/19/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/19/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR ALL on the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Class II Directors

Nominees

01) Martin Cole   02) Peter Fenton   03) Rosemary Schooler

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 Ratification of independent registered public accounting firm, Ernst & Young LLP, for the fiscal year ending January 31, 2020	☐	☐	☐
3 Non-binding advisory vote to approve the compensation of our named executive officers	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:	1 year	2 years	3 years
4 Non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of our named executive officers	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000423863_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

CLOUDERA, INC.
Annual Meeting of Stockholders
June 20, 2019 7:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Thomas J. Reilly and Jim Frankola, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Cloudera, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 07:00 AM, PT on 6/20/2019, at 525 Market Street, 31st Floor, San Francisco, CA 94105, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000423863_2 R1.0.1.18